UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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VeriFone Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 12, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of VeriFone Holdings, Inc. We will hold the meeting on Tuesday, June 23, 2009 at 9:00 a.m., local time, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA 95110. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2009 Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of Annual Meeting. The Board of Directors recommends a vote FOR the proposals listed as proposals 1, 2, and 3 in the Notice.

We are pleased to take advantage of the U.S. Securities and Exchange Commission e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting. On or about May 12, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our 2009 Proxy Statement and 2008 Annual Report including Amendment #1 thereto (collectively, the “Annual Report”) over the Internet and vote online. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

On behalf of our Board of Directors, thank you for your continued support of VeriFone.

Sincerely,

/s/ Charles R. Rinehart
Charles R. Rinehart
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of VeriFone Holdings, Inc. (“VeriFone”) will be held on June 23, 2009 at 9:00 a.m., local time, at our principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA 95110, to conduct the following items of business:

1.	To elect ten directors to our Board of Directors for one-year terms;

2.	To approve a stock option exchange program for employees, excluding our named executives and directors;

3.	To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for its fiscal year ending October 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting.

All holders of record of our common stock at the close of business on April 30, 2009, the record date, are entitled to notice of and to vote at this meeting and any adjournments or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to provide proof of ownership of VeriFone stock as of the close of business on April 30, 2009, as well as an acceptable form of personal photo identification. If you are a stockholder of record, your proof of ownership is your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of April 30, 2009. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed under “Voting Procedures” in the Proxy Statement as promptly as possible. You may vote over the Internet or by telephone as instructed on the Notice or by mailing in your paper proxy card if you received one. If you did not receive a paper proxy card, you may request a paper proxy card to submit your vote by mail, if you prefer.

By Order of the Board of Directors,

/s/ Douglas G. Bergeron	/s/ Albert Liu
Douglas G. Bergeron	Albert Liu
Chief Executive Officer	Corporate Secretary

May 12, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2009: This Notice of Annual Meeting, the Proxy Statement and the Annual Report are available on the Internet at www.proxyvote.com.

i

VERIFONE HOLDINGS, INC.

2099 GATEWAY PLACE, SUITE 600

SAN JOSE, CA 95110

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

VeriFone Holdings, Inc. (“VeriFone”, the “Company”, “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2009 Annual Meeting of Stockholders on Tuesday, June 23, 2009 at 9:00 a.m., local time, and at any adjournments or postponements therefor, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110.

The Notice of Annual Meeting, Proxy Statement and form of proxy are first being provided to our stockholders on or about May 12, 2009.

All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting, you will need to provide proof of ownership of VeriFone stock as of April 30, 2009, as well as an acceptable form of personal photo identification. If you are a registered stockholder, your proof of ownership is your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of April 30, 2009.

Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the U.S. Securities and Exchange Commission (the “SEC”). We now furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders who will receive the proxy materials via the Internet will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice will be mailed on or about May 12, 2009.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors. The Notice will provide instructions on how to vote over the Internet or by phone.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Record Date; Voting Rights

Only stockholders of record as of the close of business on April 30, 2009 will be entitled to vote at the Annual Meeting. As of that date, there were 84,470,015 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 37 stockholders of record. For information regarding security ownership by executive officers, directors and by beneficial owners of more than 5% of VeriFone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting Procedures

If you hold your shares in your own name as a holder of record, you may vote your shares over the Internet by following the instructions set forth on the Notice or by requesting and mailing in a completed proxy card. Your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers, that must be borne by the stockholder.

Votes submitted by mail or via the Internet must be received by 11:59 p.m., Eastern Time, on June 22, 2009. Submitting your vote by mail or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone, as well as instructions for requesting a hard copy of the proxy materials and proxy card.

If you own shares that are traded through the Tel-Aviv Stock Exchange, or TASE, you may only vote your shares in one of the following two ways:

1. By mail: sign and date a proxy card in the form filed on MAGNA together with the proxy statement and attach to it a proof of ownership certificate from the TASE Clearing House member through which the shares are held indicating that you were the beneficial owner of the shares on the record date, and return the proxy card or voting instructions card, along with the proof of ownership certificate, to Israel Brokerage and Investments - I.B.I. Ltd., 9 Achad Ha’am Street, Shalom Tower, Tel Aviv, which was designated by VeriFone to accept voting instructions for the TASE Shares.

2. In person: attend the annual meeting, where ballots will be provided. If you choose to vote in person at the meeting, you must bring the proof of ownership certificate from the TASE’s Clearing House member through which the shares are held, indicating that you were the beneficial owner of the shares on the record date.

Quorum

The holders of a majority of the outstanding shares of common stock on April 30, 2009, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors.

•      A plurality of the votes cast is required for the election of directors; accordingly the ten nominees receiving the highest number of votes “FOR” will be elected even if any nominee receives less than a majority of the votes cast. Abstentions will have no effect on the election of directors.

• Approval of a stock option exchange program for employees, excluding our named executives and directors.

•      The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter. Broker non-votes will have no effect on the matter.

• Ratification of appointment of Ernst & Young LLP as VeriFone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

Proxy Solicitation

VeriFone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on VeriFone’s website, http://www.verifone.com, and by the directors, officers and employees of VeriFone, for which they will not receive additional compensation. VeriFone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by the inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees, “FOR” the approval of a stock option exchange program for employees, excluding our named executives and directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2009, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Stockholder Proposals for the 2010 Annual Meeting

Our stockholders may submit proposals that they believe should be voted upon at our 2010 Annual Meeting of Stockholders.

In the event a stockholder wishes to have a proposal considered for presentation at our 2010 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than January 12, 2010, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the fiscal 2009 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8.

Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by our Secretary at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the 2010 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Due to the delay in our 2009 Annual Meeting, we expect that the 2010 Annual Meeting will be advanced by more than 30 days from the anniversary of the 2009 Annual Meeting. We publicly announced the date of our 2009 Annual Meeting on March 30, 2009 and have not received any proposals from our stockholders following this public announcement.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board of Directors (the “Board”) to be considered independent under NYSE rules, the Board must determine that the director does not have a material relationship with VeriFone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities). The Board has determined that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Mr. McGinn, Mr. Raff, Mr. Rinehart, Mr. Roche and Mr. Stiefler are independent under NYSE rules. In addition, the Board made a determination in 2008 that Dr. James C. Castle, a former member of our Board, was independent under the NYSE rules. Dr. Castle did not stand for reelection at our 2008 Annual Meeting on October 8, 2008 and therefore ceased to be a member of our Board effective October 8, 2008.

Our Board has undertaken a review of the independence of our directors in accordance with standards that the Board and the Corporate Governance and Nominating Committee have established to assist the Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will be considered categorically immaterial for the purpose of determining director independence. Multiple “Immaterial Relationships” will not collectively create a material relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by the Board, the Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in the Board’s judgment, is material.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation. The director is a current partner or employee of VeriFone’s internal or external auditor or a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons-, and daughters-in-law; and anyone who shares the director’s home, other than household employees) is a current employee of such auditor who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or a current partner of such auditor. Or the director or an immediate family member of the director was a partner or employee of the firm who personally worked on VeriFone’s audit within the last five years.

Business Transactions. The director is an employee of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. Or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment. The director was an employee of VeriFone at any time during the past five years or a member of the director’s immediate family was an executive officer of VeriFone in the prior five years.

Interlocking Directorships. During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of VeriFone’s current executive officers served at the same time on the Compensation Committee.

Other Compensation. A director or an immediate family member of a director received more than $100,000 per year in direct compensation from VeriFone, other than director and committee fees, in the past five years.

Professional Services. A director is a partner or officer of an investment bank or consulting firm that performs substantial services to VeriFone on a regular basis.

Immaterial Relationships

The following relationships shall be considered immaterial for purposes of determining director independence:

Affiliate of Stockholder. A relationship arising solely from a director’s status as an executive officer, principal, equity owner, or employee of an entity that is a stockholder of VeriFone.

Certain Business Transactions. A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from VeriFone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees. The receipt by a director from VeriFone of fees for service as a member of the Board and committees of the Board.

Other Relationships. Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial pursuant to this section to the extent that it is required to be disclosed in U.S. Securities and Exchange Commission (“SEC”) filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that provide the framework for the corporate governance principles of VeriFone. These corporate governance principles are reviewed annually by our Corporate Governance and Nominating Committee, and changes are recommended to the Board for approval as appropriate. Our corporate governance guidelines are available on the Investor Relations section of our website, http://ir.verifone.com/, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which can be found in the Investor Relations section of our website, http://ir.verifone.com/, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of VeriFone’s employees, officers and directors. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the “code of ethics” definition set forth in Item 406(b) of Regulation S-K of the SEC at http://ir.verifone.com/.

Director Attendance at Meetings

Although our Board recognizes that conflicts may occasionally prevent a director from attending a Board or stockholder meeting, the Board expects each director to make every possible effort to keep such absences to a minimum. In fiscal year 2008, the Board held eight meetings. During that period, each director attended not less than 75% of the meetings of the Board and committees of the Board on which the director served. At the 2008 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance.

Executive Sessions

Non-employee directors meet in executive session with no management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is selected by the non-employee directors at the relevant meeting. In the absence of such selection, the presiding director will be the Chairman of the Compensation Committee.

Communications with Directors

Any interested party may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group, or to the Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group, or to the Board as a whole c/o Secretary, VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110. VeriFone’s Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to the business, management or governance of VeriFone.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/ and defines the Audit Committee’s purposes to include:

•	Overseeing the compensation for and supervising our independent registered public accounting firm;

•	Reviewing our internal accounting procedures, systems of internal controls, and financial statements;

•	Reviewing and approving the services provided by our internal auditors and independent registered public accounting firm, including the results and scope of their audits; and

•	Reviewing and approving all related party transactions.

In fiscal year 2008, our Audit Committee met thirty-two times. The number of Audit Committee meetings was higher than usual due to the investigation conducted by the Audit Committee related to our restatement of fiscal year 2007 interim results.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Our Board has adopted a Compensation Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com and defines the Compensation Committee’s purposes to include:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of VeriFone’s Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, overseeing the activities of the individuals responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	Approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•

In consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing VeriFone’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code;

•	Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former officer of VeriFone; and

•	Preparing an annual report of the Compensation Committee for inclusion in our annual proxy statement.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee contains at least the minimum number of directors necessary to meet any regulatory requirements.

In fiscal year 2008, our Compensation Committee met six times, and met in executive session at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Compensation Committee is included in this report under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

Our Board of Directors has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com and defines the Corporate Governance and Nominating Committee’s purposes to include:

•	Making recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof;

•

Identifying individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and selecting, or recommending to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders;

•	Developing and recommending to the Board, standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director;

•

Identifying Board members qualified to fill vacancies on any committee of the Board (including the Corporate Governance and Nominating Committee) and recommending that the Board appoint the identified member or members to the respective committee;

•	Establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the Board and management;

•	Developing and recommending to the Board a set of corporate governance principles applicable to VeriFone and reviewing those principles at least once a year; and

•	Assisting management in the preparation of the disclosure in VeriFone’s annual proxy statement regarding the operations of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee has not established specific minimum education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole. The Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In addition, each candidate must have the time and ability to make a constructive contribution to the Board.

The Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants, and stockholders. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for serious consideration, the nominee is referred to the Board for full Board consideration of the nominee. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws. In fiscal year 2008, our Corporate Governance and Nominating Committee met five times, and met in executive session at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Committee Membership

The table below summarizes membership information for each of the Board committees:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert W. Alspaugh(1)	✓	—	✓
Douglas G. Bergeron	—	—	—
James C. Castle(2)	—	—	—
Leslie G. Denend	✓	✓ (Chairman)	—
Alex W. (Pete) Hart(3)	—	—	✓ (Chairman)
Robert B. Henske	✓ (Chairman)	✓	—
Richard A. McGinn(4)	—	—	✓
Eitan Raff	—	—	✓
Charles R. Rinehart	✓	—	—
Collin E. Roche	—	✓	—
Jeffrey E. Stiefler(5)	✓	—	—

✓ = Member

(1)	Mr. Alspaugh became a member of the Audit and Corporate Governance and Nominating Committees on September 1, 2008.

(2)	Dr. Castle resigned from the Audit Committee effective June 11, 2008. Dr. Castle did not seek re-election to the Board at our 2008 Annual Meeting of Stockholders and, accordingly, ceased to be a member of the Board and the Corporate Governance and Nominating Committee on October 8, 2008.

(3)	Mr. Hart became Chairman of the Corporate Governance and Nominating Committee effective October 8, 2008.

(4)	Mr. McGinn became a member of the Corporate Governance and Nominating Committee on March 18, 2009.

(5)	Mr. Stiefler became a member of the Audit Committee on September 10, 2008.

Audit Committee Financial Expert

Our Board has determined that each of Robert W. Alspaugh and Robert B. Henske is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of GAAP to accounting for estimates, accruals, and reserves; (c) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

For fiscal year 2008, all directors who are not our employees were entitled to receive annual fees for service on the Board and Board committees as follows:

Annual director retainer	$35,000
Chairman of the Board retainer	$45,000
Annual committee chair retainers:
Audit Committee	$20,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$10,000
Annual committee member retainers:
Audit Committee	$10,000
Compensation Committee	$5,000
Corporate Governance and Nominating Committee	$5,000

For fiscal year 2008, the Board retained the same fee levels as for fiscal year 2007. All annual fees are paid in quarterly installments. In addition, we have granted to each director who is not our employee, upon the director’s initial appointment to the Board, options to purchase 30,000 shares of our common stock and plan to grant options to purchase an additional 11,000 shares of our common stock each year thereafter. The initial option grant to a director is made on the first trading day of the month following the director’s appointment to the Board, and the annual option grant is made on the first trading day following each fiscal year end. The exercise price for these options is the fair market value of our common stock at the time of the grant of the options. For each grant of options, one quarter of the options vest after one year, and the remainder vest ratably by quarter over the succeeding three years. The options have a term of seven years. In addition to this annual retainer, all directors were entitled to receive $2,500 for each Board and committee meeting attended in person and $1,250 for each telephonic Board and committee meeting attended. Directors are also reimbursed for all reasonable expenses incurred in connection with attendance at any of these meetings. Mr. Roche has waived these fees and option grants.

The following table sets forth a summary of the compensation earned by our non-employee directors for services in fiscal year 2008:

Name	Cash Fees	Stock Awards	Option Awards(5)(6)	All Other Compensation	Total
Robert W. Alspaugh(1)	$15,833	—	$9,071	—	$24,904
Dr. James C. Castle(2)	$97,218	—	$93,557	—	$190,775
Dr. Leslie G. Denend	$116,250	—	$93,557	—	$209,807
Alex W. (Pete) Hart	$71,559	—	$99,390	—	$170,949
Robert B. Henske	$128,750	—	$92,369	—	$221,119
Richard A. McGinn(3)	$—	—	$—	—	$—
Eitan Raff	$67,500	—	$84,320	—	$151,820
Charles R. Rinehart	$123,750	—	$107,808	—	$231,558
Collin E. Roche(4)	$—	—	$—	—	$—
Jeffrey Stiefler(1)	$12,500	—	$9,071	—	$21,571

(1)	Messrs. Alspaugh and Stiefler joined our board of directors effective September 1, 2008.

(2)	Dr. Castle did not stand for reelection at our Annual Meeting on October 8, 2008 and therefore ceased to be a member of our Board effective October 8, 2008.

(3)	Mr. McGinn joined our board of directors effective December 17, 2008. Mr. McGinn did not receive any director compensation from us in fiscal year 2008.

(4)	Mr. Roche waived all of his director compensation during fiscal year 2008.

(5)	Amounts shown in this column reflect our accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for the fair value of stock options granted to the non-employee directors. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS No. 123(R), Share-Based Payment. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K for each of our fiscal years.

(6)	During fiscal year 2008 each of Messrs. Alspaugh and Stiefler were granted 30,000 options at the time they joined our Board. The grant date fair value of such options computed in accordance with SFAS No. 123(R) totaled $224,400 for Mr. Alspaugh and $224,400 for Mr. Stiefler. As of October 31, 2008, the aggregate outstanding number of options held by each director is as follows: Mr. Alspaugh, 30,000 shares; Dr. Castle, 6,375 shares; Dr. Denend, 50,000 shares; Mr. Hart, 41,000 shares; Mr. Henske 49,500 shares; Mr. McGinn, zero shares; Mr. Raff, 30,000 shares; Mr. Rinehart, 41,000 shares; Mr. Roche, zero shares; and Mr. Stiefler, 30,000 shares.

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of VeriFone are managed under the direction of our Board of Directors. Our Board has responsibility for establishing broad corporate policies and for the overall performance of VeriFone, rather than for day-to-day business operations. VeriFone currently has authorized ten directors. Our Board presently consists of ten members. All of our directors are elected annually for a one year term expiring at the Annual Meeting of Stockholders in the following year. Each of the ten nominees standing for election is presently a director of VeriFone. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

The proxy holders named on the proxy card intend to vote for the election of the ten nominees listed below. The Board has selected these nominees on the recommendation of the Corporate Governance and Nominating Committee. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Nominees for Election to the Board of Directors for a One Year Term Expiring in 2010

Douglas G. Bergeron. Mr. Bergeron, age 48, has served as Chief Executive Officer and a director of VeriFone Holdings, Inc. since its formation in July 2002 and of VeriFone, Inc. since July 2001. From December 2000 to June 2002, Mr. Bergeron was Group President of Gores Technology Group and, from April 1999 to October 2000 served as President and Chief Executive Officer of Geac Computer Corporation. From 1990 to 1999, Mr. Bergeron served in a variety of executive management positions at SunGard Data Systems Inc., including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems. Mr. Bergeron holds a Bachelor of Arts degree (with Honors) in computer science from York University in Toronto, Canada, and a Masters of Science degree from the University of Southern California. Mr. Bergeron is a member of the Listed Company Advisory Committee of the NYSE Euronext (the “NYSE”).

Robert W. Alspaugh. Mr. Alspaugh, age 61, has served as a director since September 1, 2008. Mr. Alspaugh had a 36-year career at KPMG and was responsible for implementing the strategy of KPMG’s global organization in 150 countries, with more than 100,000 employees. From 2002 to 2006, Mr. Alspaugh served as Chief Executive Officer of KPMG International and from 1998 to 2002, Mr. Alspaugh served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice. Mr. Alspaugh is currently a member of the boards of directors of Ball Corp., a supplier of metal and plastic packaging for beverages, food and household products, and of aerospace technologies and services to defense and civilian government agencies and Autoliv, Inc., a developer, manufacturer and supplier of safety systems to the automotive industry.

Leslie G. Denend. Dr. Denend, age 67, has served as a director since January 2005. Dr. Denend was President of Network Associates, Inc., from December 1997 until May 1998. Since 1998, Dr. Denend has served on the boards of numerous public and private companies. Dr. Denend also was President and CEO of Network General Corporation from February 1993 until December 1997 and Chairman, President and CEO of Vitalink Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey and Company from December 1984 until January 1989. Dr. Denend served as Executive Assistant to the Executive Director of the Council on International Economic Policy in the Executive Office of the President from August 1974 until August 1975, as a member of the National Security Council Staff from June 1977 until 1979, when he became the Special Assistant to the Assistant to the President for National Security Affairs, until January 1981. Dr. Denend also served as Deputy Director of the Cabinet Council on Economic Affairs from May 1982 until June 1983. Dr. Denend earned a Ph.D. and an M.B.A. from Stanford University and a B.S. from the U.S. Air Force Academy. He also currently serves as a director of McAfee, Inc., a supplier of computer security solutions, and the United Services Automobile Association, a financial services company.

Alex W. (Pete) Hart. Mr. Hart, age 68, has served as a director since July 2006. Mr. Hart is currently Chairman of the Board and a director of SVB Financial Corp. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as Chief Executive Officer and from March 1994 to August 1996, as Executive Vice Chairman, of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider. Mr. Hart holds a bachelor’s degree in social relations from Harvard University. He is currently a member of the boards of directors of Fair Isaac Corporation, a predictive software company (since 2002), Global Payments, Inc., a payment services company (since 2001), and eHarmony.com, an online relationship service (since 2004).

Robert B. Henske. Mr. Henske, age 47, has served as a director since January 2005. Mr. Henske has served as a Managing Director of Hellman & Friedman LLC since July 2007. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s Chief Financial Officer from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and Chief Financial Officer of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, where he was a partner. Mr. Henske also serves as chairman of the board of directors of Activant Solutions, Inc. and as a director of Goodman Global Inc. Mr. Henske was previously a member of the boards of directors of Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank.

Richard A. McGinn. Mr. McGinn, age 62, has served as a director since December 17, 2008. Mr. McGinn is a General Partner at RRE Ventures, an investment advisory and venture capital firm. Mr. McGinn joined RRE Ventures as a Senior Advisor in August 2001. From 1997 to October 2000, he served as the Chief Executive Officer at Lucent Technologies Inc., a telecommunications equipment provider; the President from February 1996 to 1997; and the Chief Operating Officer from February 1996 to October 1997. Prior to Lucent, Mr. McGinn served in various executive level positions at AT&T, a telecommunications service provider, including as Chief Executive Officer of AT&T Network Systems. Mr. McGinn is currently a member of the boards of directors of American Express Co., a financial services company, and Viasystems Group Inc., a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Mr. McGinn holds a B.A. from Grinnell College.

Eitan Raff. Mr. Raff, age 67, has served as a director since October 2007. Mr. Raff has been the chairman of the board of directors of Bank Leumi le-Israel B.M. since 1995. Mr. Raff currently serves as a financial consultant to Wolfson Clore Mayer Ltd. Mr. Raff is also the Chairman of the Management Committee of Hebrew University of Jerusalem and previously served as the Accountant General (Treasurer) in the Israeli Ministry of Finance. Mr. Raff holds a B.A. and M.B.A. from the Hebrew University of Jerusalem. Bank Leumi is a party to our bank credit agreement and the aggregate outstanding loan and revolving credit commitment from Bank Leumi to us is less than $10 million.

Charles R. Rinehart. Mr. Rinehart, age 61, has served as a director since May 2006 and as our non-executive Chairman since March 2008. Mr. Rinehart served as the Chief Executive Officer of Downey Financial Corp. from September 2008 through December 2008. Downey Financial Corp. was the holding company for Downey Savings and Loan, a banking institution, which had experienced financial difficulties prior to Mr. Rinehart’s tenure. In December 2008, Downey Financial Corp. filed for Chapter 7 bankruptcy liquidation after Downey Savings and Loan was placed into receivership by the Federal Depository Insurance Corporation. Prior to Downey, Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Mr. Rinehart is a director of MBIA Inc., a provider of financial guarantee insurance, fixed-income asset management and other specialized financial services, and also serves on MBIA, Inc.’s Audit Committee and Credit Risk Committee. Mr. Rinehart has previously served as a director of Safeco

Corp., Kaufman & Broad Home Corporation, Union Bank of California, the Federal Home Loan Board of San Francisco, and PacifiCare. Mr. Rinehart holds a bachelor’s degree in mathematics from the University of San Francisco.

Collin E. Roche. Mr. Roche, age 37, has served as a director since July 2002. Mr. Roche is currently a Principal of GTCR Golder Rauner, L.L.C., which he joined in 1996 and rejoined in 2000 after receiving an M.B.A. from Harvard Business School. Prior to joining GTCR, Mr. Roche worked as an investment banking analyst at Goldman, Sachs & Co. and as an associate at Everen Securities. He received a B.A. in political economy from Williams College. Mr. Roche serves on the boards of directors of Private Bancorp, Inc., a financial institution providing various financial services to individuals, professionals, entrepreneurs and real estate investors, and several private GTCR portfolio companies.

Jeffrey E. Stiefler. Mr. Stiefler, age 60, has served as a director since September 1, 2008. Mr. Stiefler has been a senior leader and director of a number of companies, primarily in financial and business services. He is currently Venture Partner of Emergence Capital Partners. Mr. Stiefler joined Digital Insight as the company’s Chairman, President, and CEO in August 2003, prior to the company’s acquisition by Intuit in February 2007. From 1995 to 2003, Mr. Stiefler was an advisor to two private equity firms, McCown DeLeeuw and Co. and North Castle Partners. From 1993 to 1995, he was President and Director of American Express Company. Mr. Stiefler is a director of LPL Investment Holdings Inc., a provider of technology and infrastructure services to independent financial advisors and to financial institutions, Taleo Corporation, a provider of talent management solutions, and Touch Commerce Corporation, a provider of online interaction optimization solutions. Previously, Mr. Stiefler has served as President and CEO of IDS (a subsidiary of American Express Company), Senior Vice President for Citicorp’s Person-to-Person business unit, Vice-Chairman of Walker Digital Corp., and director of a number of companies, including National Computer Systems, TeleSpectrum, Outsourcing Solutions, CRC Health, and Education Lending Group.

There are no family relationships among any directors, nominees or executive officers of VeriFone.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of Robert W. Alspaugh, Douglas G. Bergeron, Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Richard A. McGinn, Eitan Raff, Charles R. Rinehart, Collin E. Roche, and Jeffrey E. Stiefler to the Board of Directors.

OUR EXECUTIVE OFFICERS

The current executive officers of VeriFone and their ages are as follows:

Name	Age	Position
Douglas Bergeron	48	Chief Executive Officer
Robert Dykes	59	Senior Vice President and Chief Financial Officer
Elmore Waller	60	Executive Vice President, Integrated Solutions
Jeff Dumbrell	39	Executive Vice President
Eliezer Yanay	49	President, VeriFone Israel & Executive Vice President, Continental Europe, South East Europe and Asia

Biographical information for Mr. Bergeron is set forth above.

Robert Dykes. Mr. Dykes has served as Senior Vice President since September 2, 2008 and as Chief Financial Officer since September 9, 2008. Prior to joining VeriFone, Mr. Dykes was Chairman and CEO of NebuAd Inc., a provider of targeted online advertising networks. Before joining NebuAd, from January 2005 to

March 2007, Mr. Dykes was Executive Vice President, Business Operations and Chief Financial Officer of Juniper Networks, Inc., a provider of network infrastructure to global service providers, enterprises, governments and research and educational institutions. From February 1997 to December 2004, Mr. Dykes was Chief Financial Officer and President, Systems Group, of Flextronics International Ltd., a provider of design and electronics manufacturing services to original equipment manufacturers. From October 1988 to February 1997, Mr. Dykes was Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation, a provider of software and services that address risks to information security, availability, compliance, and information technology systems performance. Mr. Dykes also held Chief Financial Officer roles at Adept Technology, an industrial robots manufacturer, and senior financial management positions at Ford Motor Company and at Xebec, a disc drive controller manufacturer. Mr. Dykes holds a Bachelor of Commerce in Administration degree from Victoria University, Wellington, New Zealand.

Elmore Waller. Mr. Waller has served as Executive Vice President, Integrated Solutions since December 2004 and, since joining VeriFone in 1986, has served in a number of leadership positions including Senior Vice President and General Manager of the Worldwide Petro Division. Prior to working at VeriFone, Mr. Waller worked for 11 years at General Electric Company, serving in several financial management positions. Mr. Waller holds an M.B.A. from Syracuse University.

Jeff Dumbrell. Mr. Dumbrell joined VeriFone in July 2002 where he served in various senior-level management roles within the company, most recently as Executive Vice President responsible for managing VeriFone’s growth initiatives in the United States, Canada, the United Kingdom, Middle East and Africa. From December 2000 to July 2002, Mr. Dumbrell was Executive Director of Sales for B3 Corp and he was National Sales Manager for BankServ from October 1999 to December 2000. Previously, Mr. Dumbrell was Western Regional Manager for The Quaker Oats Company where he had sales responsibility for managing Tier 1 retail customers. Mr. Dumbrell holds an M.B.A. from The University of San Francisco, and a Bachelor of Science in Marketing from Clemson University.

Eliezer Yanay. Mr. Yanay serves as President of VeriFone Israel & Executive Vice President, Continental Europe, South East Europe and Asia responsible for VeriFone’s operations and manufacturing in Israel, as well as business development, sales and marketing in continental Europe, south east Europe and Asia. From November 2006 to March 2009, Mr. Yanay served as President of VeriFone Israel and Managing Director of Middle East. Mr. Yanay joined VeriFone, following its acquisition of Lipman Electronic Engineering in November 2006. Mr. Yanay had served at Lipman as Executive Vice President of Sales and Marketing since September 2001, where his responsibilities included management of worldwide sales and marketing activities, management of the corporate sales and marketing department, and oversight of Lipman’s non-U.S. subsidiaries. Before joining Lipman, Mr. Yanay held various senior-level positions at Shira Computers Ltd. (a subsidiary of VYYO Inc.), and Scitex Corporation, Ltd. Mr. Yanay holds a B.A. in Psychology from Tel Aviv University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the principles, policies, and practices that formed the foundation of our compensation program in fiscal year 2008 and explains how they applied to our named executives for fiscal year 2008, who are our Chief Executive Officer, Douglas G. Bergeron; our Senior Vice President and Chief Financial Officer, Robert Dykes; our former Interim Chief Financial Officer, Clinton Knowles; our former Executive Vice President and Chief Financial Officer, Mr. Zwarenstein; our Executive Vice President, Integrated Solutions, Elmore Waller; and our former Executive Vice President, Global Operations, Isaac Angel. We refer to these executive officers as our “named executives.”

Compensation Program

Objectives

We believe that highly talented, dedicated, and results-oriented management is critical to our growth and long-term success. Our compensation program, which is subject to the oversight of our Board of Directors and its Compensation Committee, is designed to:

•	Attract, motivate, and retain management talent of high quality;

•

Align our management’s interests with those of our stockholders by providing for a significant portion of compensation in the form of stock options, restricted stock units, and other stock-based awards the value of which depends upon performance of our stock;

•

Tie each named executive’s compensation to our success during the most recent fiscal year, measured in large part by our financial and operational performance and any variations in stockholder value during that period;

•

Tie a portion of each named executive’s compensation to that executive’s individual performance in supporting our goals for the fiscal year, in order to encourage and reflect individual contributions to our overall performance by rewarding individual achievement;

•

Ensure that each named executive’s compensation is at appropriate and competitive levels relative to each other and to senior executives at companies that we have identified as peer group companies, including certain of our competitors; and

•

Permit, to the extent deemed appropriate by our Compensation Committee, the bonuses paid to our named executives to be tax deductible to us as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Implementing Our Objectives

We evaluate base salaries and short-term and long-term incentive awards as tools to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate for our named executives. We believe the most important indicator of whether our compensation objectives are being met is whether we have motivated our named executives to deliver superior performance, particularly with respect to financial performance and stockholders returns, and incentivized executives performing in line with our expectations to continue their careers with us.

Elements of Executive Compensation

Each compensation component is structured to recognize individual performance and to incentivize both short and long-term performance. Our compensation program consists of the following short-term and long-term components:

Short-term components

•	Base salary

•	Variable annual and quarterly performance-based cash bonus awards

•	One-time cash performance-based bonus awards for exceptional individual performance

•	Benefits and perquisites

Long-term component

•	Periodic grants of long-term equity-based awards, including restricted stock units and stock options

The foregoing elements combine to promote the compensation objectives that we have outlined above. The Compensation Committee believes that a mix of both short-term cash incentives and long-term equity incentives are appropriate to implement our overall compensation program. The Compensation Committee sets base salaries and benefits and perquisites at levels that are designed to provide a competitive level of compensation in order to achieve our objective of attracting, motivating and retaining management talent of high quality. The Compensation Committee structures performance-based cash bonus awards to provide our named executives with compensation that rewards the achievement of our quarterly and annual goals and other near term stockholder value-creation strategies. The Compensation Committee uses equity incentive awards to motivate named executives to achieve superior performance over a longer period of time and to tie the majority of each named executive’s compensation to long-term stockholder value creation. In determining the amount of the compensation awarded to a particular named executive, the Compensation Committee considers the following factors:

•	Whether the short and long-term components of the compensation package, in absolute as well as relative terms, assure that appropriate recognition, incentives, and retention value are maintained.

•	Our share price performance during the fiscal year.

•

Our performance during the fiscal year as measured against projections of our performance prepared by management for the fiscal year, including projections in respect of revenue and net income, as adjusted, per share.

•

Information prepared by our outside executive compensation consultant, Compensia, as described under “Competitive Data” and “Role of Compensation Consultants” below, including information with respect to the compensation plan arrangements of technology companies with revenues comparable to ours and selected peer companies.

•

Subjective evaluations prepared by our Chief Executive Officer with respect to the individual performance of each of our other named executives, consistent with our compensation objectives. Our Chief Executive Officer did not make recommendations about his own compensation.

Based on the foregoing factors as well as the objectives described above, the Compensation Committee considers the total compensation that may be awarded to the named executive including the allocation among base salary, performance based bonuses, equity incentives and benefits and perquisites. The Compensation Committee also takes into account the prior year’s annual cash compensation of each named executive as well as how total compensation compares as between individual named executives. For our Chief Executive Officer, the Compensation Committee also considers his equity holdings, including equity awards previously granted to him and the vesting schedules of such awards. Except as described above, the Compensation Committee does not take into account amounts realized from prior compensation or payable upon termination or change of control in determining total compensation. The Compensation Committee’s goal in awarding compensation is to award compensation that is reasonable in relation to the objectives of our compensation program when all elements of potential compensation are considered.

Mix of Compensation Elements

As discussed above, we weigh compensation for the named executives primarily towards short-term performance-based compensation and long-term equity compensation. However, we do not have any pre-established targets relating to the mix between base salary, short-term performance-based compensation and long-term equity compensation. The Compensation Committee makes a determination as to the particular mix of a named executive’s total compensation for a particular year based on its review of the factors described above relating to how base salaries, short-term performance-based compensation and long-term equity compensation are set in each year.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting, and motivating our named executives. No named executive received annual compensation in fiscal year 2008 that exceeded the $1,000,000 limit for purposes of Section 162(m). Our Bonus Plan provides for performance based awards within the meaning of Section 162(m) and the Compensation Committee generally intends to grant awards under the Bonus Plan that are performance based within the meaning of Section 162(m).

Role of CEO in Determining Executive Compensation for Named Executives

As noted above, in connection with the determination of compensation for executive officers, Mr. Bergeron provides recommendations to the Compensation Committee; however, Mr. Bergeron does not make a recommendation as to his own compensation. While the Compensation Committee uses this information and values Mr. Bergeron’s recommendations, the Compensation Committee ultimately approves the compensation program for named executives. Mr. Bergeron was not present at any Compensation Committee discussions regarding his own compensation.

Speculative Transactions

In accordance with our insider trading policy, we do not permit any employee, including the named executives, to enter into any derivative or hedging transaction on our stock (including short-sales, market options, equity swaps, etc.).

Employment-Related Agreements with Named Executives

We may enter into employment agreements with our named executives if we determine that an employment agreement is necessary to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the named executive, or if the Compensation Committee determines that an employment agreement is necessary and appropriate to attract, motivate, and retain executive talent in light of market conditions, the prior experience of the executive, or our practices with respect to other similarly situated employees. Based on an evaluation of these factors, we entered into an amended and restated employment agreement with our Chief Executive Officer, Mr. Bergeron, during the fiscal year ended October 31, 2007. The terms of this employment agreement are described below under “Employment Agreement with our Chief Executive Officer.”

Employment Agreement with our Chief Executive Officer

In the first quarter of fiscal year 2007, our Compensation Committee undertook a review of the compensation program for Mr. Bergeron, our Chief Executive Officer. The Compensation Committee was mindful of the substantial equity that Mr. Bergeron had acquired in 2002 in connection with the investment and recapitalization of our Company led by Mr. Bergeron and GTCR Golder Rauner and that the portion of the equity acquired in 2002 that was subject to vesting conditions would become fully vested by the end of the third quarter of fiscal year 2007. In conducting its review, the Compensation Committee also considered Mr. Bergeron’s equity holdings and the vesting schedule of his equity awards to assess the extent to which those holdings and the remaining unvested awards helped to serve the Compensation Committee’s goal of retaining and motivating Mr. Bergeron.

Our Compensation Committee determined that renewal of Mr. Bergeron’s 2002 employment agreement was appropriate but also sought to establish a program that provided for longer term incentives designed to reward Mr. Bergeron for achieving operational and financial goals set by the Compensation Committee. The program was also designed to ensure that a significant portion of Mr. Bergeron’s compensation would be directly correlated to value creation for our stockholders, including share price appreciation, thus aligning Mr. Bergeron’s interests more directly with those of our stockholders. To achieve these objectives, the Compensation Committee determined that it would be appropriate to structure a performance-based equity award that would allow Mr. Bergeron to potentially earn significant equity-based compensation, provided that we achieved substantial improvement in financial and operating performance as measured by net income, as adjusted, per share, which is a non-GAAP financial measure generally used by investment analysts to evaluate our company’s performance. Further, to align more fully Mr. Bergeron’s incentives with our company’s goal of enhancing shareholder value, the Compensation Committee determined that a portion of the equity awards should be subject to substantial share price appreciation. The Compensation Committee accomplished this by applying a 50% multiplier to the performance restricted stock units (“RSUs”) to be earned if, in addition to meeting the stated financial performance goals, we also achieved substantial improvement in our share price performance, thereby enhancing shareholder wealth considerably.

Based on the Compensation Committee’s review, in January 2007, we entered into an amended and restated employment agreement with Mr. Bergeron which entitles Mr. Bergeron to earn up to 900,000 performance RSUs over a three-year period based upon growth in our net income, as adjusted, per share and our share price. Of these RSUs, 600,000 RSUs will vest in three annual tranches of 200,000 RSUs each in the event that we meet specified financial performance targets. For fiscal year 2007, vesting of 200,000 RSUs required that we report net income, as adjusted, per share of $1.60, which exceeded management’s guidance for fiscal year 2007 at the date of the agreement. For fiscal years 2008 and 2009, vesting of 200,000 RSUs requires 20% annual increases in net income, as adjusted, per share. Net income, as adjusted, is to be determined on a basis consistent with our reported net income, as adjusted, for the fiscal year ended October 31, 2006. In addition, in each year, Mr. Bergeron may earn up to a further 100,000 RSUs but only if we achieve both the targeted improvement in net income, as adjusted, per share and a share price in excess of pre-established levels based on the volume weighted average price of our common stock (as reported on the NYSE) in the 10 trading days beginning with the second full trading day following our announcement of financial results for the applicable fiscal year ($43.20 per share for the fiscal year ended October 31, 2007, $51.84 per share for the fiscal year ended October 31, 2008, and $62.20 per share for the fiscal year ended October 31, 2009). Each year’s RSU grant also has an additional service requirement under which any RSUs earned will not vest until the end of the fiscal year following the year for which the net income per share, as adjusted, target is met. As a result, the Compensation Committee believed that these RSUs would provide significant incentives to Mr. Bergeron to remain with us, continue to grow our business, and increase stockholder value. The performance targets for the fiscal years ended October 31, 2008 and October 31, 2007 were not met and therefore both the 200,000 performance and the 100,000 market units related to each of fiscal years 2008 and 2007 have been cancelled. Up to 200,000 performance units and 100,000 market units which were scheduled to vest on October 31, 2009 if the fiscal year 2009 performance targets are achieved were cancelled in connection with the amended and restated employment agreement dated April 8, 2009 between Mr. Bergeron and us (as described below).

The January 2007 amended and restated employment agreement with Mr. Bergeron also provided for an increase of Mr. Bergeron’s fiscal year 2007 annual base salary from approximately $600,000 to $700,000, subject to annual increases at the discretion of the Compensation Committee. The Compensation Committee determined not to increase Mr. Bergeron’s base salary for the fiscal year ended October 31, 2008. The agreement further provides for a potential annual cash bonus, of between 0 and 200% of the target bonus established by the Compensation Committee, with an initial target bonus for fiscal year 2007 of $900,000, compared to the $750,000 target bonus previously in effect. For the fiscal year 2008, the Compensation Committee kept the target bonus for Mr. Bergeron at $900,000. The cash bonus is to be based on Mr. Bergeron’s performance and the achievement of pre-established performance criteria established by the Compensation Committee. The term of the January 2007 amended and restated employment agreement ends on October 31, 2009.

In the first half of fiscal year 2009, our Compensation Committee undertook a review of the compensation program for Mr. Bergeron, our Chief Executive Officer, in light of the upcoming expiration of his January 2007 amended and restated employment agreement on October 31, 2009. The Compensation Committee was mindful of Mr. Bergeron’s role in the Company’s performance since July 2001 and the Company’s continuing success. In conducting its review, the Compensation Committee also considered Mr. Bergeron’s equity holdings and the vesting schedule of his equity awards to assess the extent to which those holdings and the remaining unvested awards helped to serve the Compensation Committee’s goal of retaining and motivating Mr. Bergeron. Our Compensation Committee determined that renewal of Mr. Bergeron’s January 2007 amended and restated employment agreement was appropriate but also sought to establish a program that provided for significant longer term incentives for Mr. Bergeron to promote increased value for our stockholders, including through share price appreciation, consistent with the aim of Mr. Bergeron’s January 2007 amended and restated employment agreement. To achieve these objectives, the Compensation Committee determined that it would be appropriate to combine time-based stock options, which would further align Mr. Bergeron’s incentives with those of our stockholders, and performance-based equity awards that would allow Mr. Bergeron to potentially earn additional equity-based compensation, provided that we achieved substantial improvement in financial and operating performance as measured by a non-GAAP earnings per share financial target for fiscal year 2009.

Based on the Compensation Committee’s review, on April 8, 2009, we entered into an amended and restated employment agreement with Mr. Bergeron which supersedes the remaining employment term of Mr. Bergeron under the January 2007 amended and restated employment agreement. This new employment agreement provides for an annual base salary of $700,000, subject to annual increases at the discretion of the Compensation Committee, and for potential annual cash bonuses, with no target bonus for 2009. Annual bonuses may be between 0 and 200% of the target bonus, based on Mr. Bergeron’s performance and the achievement of performance criteria to be established by our Compensation Committee. The term of the April 2009 amended and restated employment agreement ends on October 31, 2012, subject to automatic renewal for additional one-year periods six months prior to the termination date. In connection with the execution of this amended and restated employment agreement, for fiscal year 2009 Mr. Bergeron will receive a grant of 150,000 retention stock options that will vest ratably over four years, with 25% of the grant cliff vesting on the first anniversary of the vesting commencement date. Mr. Bergeron may also earn up to an additional 150,000 performance stock options based upon our achieving a non-GAAP earnings per share financial target for fiscal year 2009 as set by our Board of Directors. If earned, such performance options will not vest until the end of fiscal year 2010.

If we terminate Mr. Bergeron’s employment without Cause or if Mr. Bergeron terminates his employment for Good Reason (as such capitalized terms are defined in the employment agreement), then Mr. Bergeron may be entitled to severance equal to one year’s current base salary and bonus paid for the prior fiscal year and Mr. Bergeron will be subject to certain noncompetition undertakings during the term of the employment agreement and for the severance period. Any severance payments will be conditioned on Mr. Bergeron’s compliance with the noncompetition provisions of his employment agreement. Our Board of Directors has the option to extend the noncompetition period for an additional year by agreeing to pay Mr. Bergeron an additional year’s severance. Certain of our equity awards to Mr. Bergeron also include provisions for acceleration upon a Qualifying Termination in connection with a Change of Control as those terms are defined in his option award agreements. See “Potential Payments Upon Termination or Change of Control.”

Severance Agreement with our Chief Financial Officer

Mr. Dykes became our Chief Financial Officer on September 9, 2008. We entered into a severance agreement with Mr. Dykes effective September 2, 2008. The agreement requires us to provide specified payments and benefits to Mr. Dykes if we undergo a change in control that results in a qualifying termination. A qualifying termination occurs if Mr. Dykes’ employment is terminated other than for cause or if he resigns for good reason in the period beginning 90 days prior to a change in control and ending 12 months after a change in control. A change in control for purposes of the agreement means any of the following events, subject to specified exceptions:

•	any person or group of persons becomes the beneficial owner of 40% or more of our outstanding voting securities;

•	the consummation of a merger or similar transaction that requires the approval of our stockholders (either for the transaction itself or for the issuance of securities);

•	the sale of all or substantially all of our assets; and

•	our liquidation or dissolution.

If there is a qualifying termination, we must pay Mr. Dykes, within 10 days following the date of termination, a sum equal to the total of (i) Mr. Dykes’ base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred, (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan and (iii) Mr. Dykes’ annual base salary during the six-month period immediately prior to the date of termination. In connection with a qualifying termination, we must also provide Mr. Dykes with continuing health insurance and related benefits for six months following the date of termination.

In connection with a person or group of persons becoming the beneficial owner of 40% or more of our outstanding voting securities, a merger or similar transaction, or the sale of all or substantially all of our assets that constitutes a change in control, the severance agreement also provides for the full vesting of any stock options, restricted stock and other stock-based rights held by Mr. Dykes pursuant to our 2006 Equity Incentive Plan. The agreement provides for modification to these payments and other benefits in order to mitigate the tax effects on Mr. Dykes of a specified federal excise tax.

Under the severance agreement, Mr. Dykes has agreed that in the event of a tender or exchange offer, proxy contest or the execution of an agreement whose consummation would constitute a change in control, he will not voluntarily leave his employment with us (other than as a result of disability, mandatory retirement or for good reason) until the change in control occurs or is terminated. The severance agreement continues in effect until we give 12 months’ written notice of cancellation, but the agreement ends immediately if Mr. Dykes’ employment is terminated more than 90 days before a change in control.

Executive Services Agreement Relating to our Former Interim Chief Financial Officer

Mr. Knowles provided services to us pursuant to an executive services agreement entered into as of May 15, 2008, between Tatum, LLC, of which Mr. Knowles is a partner, and us. Mr. Knowles became an employee of ours on June 2, 2008 and became our interim chief financial officer on August 19, 2008, a position he held until the appointment of Mr. Dykes as chief financial officer on September 9, 2008. Under the terms of the executive services agreement, we paid Mr. Knowles a salary of $24,500 a month and paid Tatum a fee of $10,500 per month for each month that Mr. Knowles was employed by us. The agreement also provided for an annualized cash bonus of up to $60,000 based upon the achievement of certain operating objectives by us. 70% of such bonus was payable to Mr. Knowles and 30% of such bonus was payable to Tatum. We awarded a total cash bonus of $10,000, $7,000 of which was allocated to Mr. Knowles and $3,000 of which was allocated to Tatum, following the completion of Mr. Knowles’ services with us. Mr. Knowles was also reimbursed by us for his temporary living expenses as well his expenses for commuting to our offices in San Jose, California. Mr. Knowles did not receive any benefits under our health insurance plans. However, Mr. Knowles was entitled to participate in our 401(k) plan.

Separation Agreement with our Former Chief Financial Officer

We entered into a separation agreement with Mr. Zwarenstein effective April 1, 2008, which, subject to the terms and conditions thereof, provides for the payment of a severance amount of $250,000, which represents Mr. Zwarenstein’s right to severance under any and all severance agreements and policies, offset by $150,000 of quarterly bonus payments received by Mr. Zwarenstein with respect to our fiscal year ended October 31, 2007 which Mr. Zwarenstein agreed to reimburse to us because our restated results did not achieve the quarterly bonus targets. Mr. Zwarenstein is also entitled to receive certain health insurance and similar welfare benefits for up to 18 months from his resignation date. Indemnification and confidentiality provisions to which Mr. Zwarenstein is entitled or bound under pre-existing employment arrangements remain in full force and effect. We and Mr. Zwarenstein agreed to cooperate with one another to ensure an orderly transition and in respect of any ongoing legal proceedings or related matters. We and Mr. Zwarenstein also agreed to enter into mutual releases. Mr. Zwarenstein’s employment with us terminated as of August 19, 2008.

Separation Agreement with our Former Executive Vice President, Global Operations

Isaac Angel resigned as our Executive Vice President, Global Operations effective January 1, 2008 and remained as an advisor to us through November 30, 2008. We entered into a separation agreement with Mr. Angel effective January 15, 2008, which, subject to the terms and conditions thereof, provides for a payment totaling approximately 3.8 million Israeli New Shekels, or $1,020,156 based on a Shekel to U.S. Dollar exchange rate of 3.743 on October 31, 2008. This payment consists primarily of a severance amount in accordance with Israeli labor laws equal to one month of his then current base salary multiplied by the number of years of service to us (including release of amounts previously deposited into a severance pay fund for such statutory severance), payout of accrued vacation, and a three month notice period payment. We also agreed to continue to provide certain benefits, including the use of a company car and use of a company cellular phone, and to continue the vesting of Mr. Angel’s stock options during the period he served as an advisor to us. Mr. Angel received the statutory minimum employment wage in Israel during his employment as an advisor to us from January 1, 2008 through November 30, 2008. Indemnification, confidentiality and non-compete provisions to which Mr. Angel is entitled or bound under pre-existing employment arrangements remain in full force and effect. We and Mr. Angel also agreed to a mutual release of all claims related to his employment with us and agreed to cooperate with one another in respect of any existing or future legal proceedings.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law.

Determination of Compensation

Role of Compensation Consultants

We and the Compensation Committee consult from time to time with executive compensation consultants and consider the compensation levels of companies within our industry and other industries that compete for the same talent. Neither we nor the Compensation Committee has maintained any long-term contractual relationship with any compensation consultant. Periodically, we also retain compensation consultants to assist in the design of programs that affect named executive compensation. As described below, in fiscal year 2008, the Compensation Committee used market data and analysis from Compensia, an outside executive compensation consultant, in reviewing our compensation levels and the proposed structure of the compensation program for our Chief Executive Officer and other named executives. In addition, we subscribe to certain third party compensation survey services that allow us to access reports and compensation survey data detailing compensation practices at peer companies and in the relevant geographical locations for benchmarking purposes.

Competitive Data

For fiscal year 2008, our Compensation Committee relied upon market data and executive compensation data and trends of our peer group companies from three primary third party sources: Compensia, Equilar, Inc., a provider of executive compensation benchmarking solutions, and Radford, a provider of compensation market intelligence to the technology and life sciences industries. The peer group companies reviewed and approved by the Compensation Committee are primarily technology companies, some of which compete with us for business or for executive personnel. The Compensation Committee’s intent was to choose peer group companies that have one or more attributes significantly similar to us, including size (evaluated on the basis of revenue), location, general industry, or products. The Compensation Committee reviewed this and other benchmarking data and market trends derived from additional surveys and market information with representatives of our Human Resources department and outside counsel. The following companies made up the peer group companies for fiscal year 2008:

Cadence Design Systems	Retalix
Intermec	salesforce.com
MICROS Systems	ScanSource
Novell	Sybase, Inc.
Palm	Zebra Technologies

The Compensation Committee used the compensation data and market trends described above as one of numerous factors in its decisions regarding compensation, and generally used such data and trends as a reference point in making decisions as to whether the contributions of each named executive are properly reflected in his compensation. The Compensation Committee also gave great weight to our business performance, including performance under several financial metrics, and individual performance as described below in its executive compensation decisions. It did not, however, separately consider the historical performance or future projected performance trends of any of these peer group companies relative to our historical performance or future projected performance trends for executive compensation purposes. The Compensation Committee applied a similar approach with respect to determinations of change of control or termination payments for our named executives, as further described below under “Potential Payments Upon Termination or Change of Control.”

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive, all existing elements of compensation (including base pay, cash bonus awards, and long-term compensation in the form of equity awards). The Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies in an effort to set each element of compensation at a level such that the aggregate total compensation for each named executive is at or above the top quartile of peer group companies surveyed, due to performance and desire to retain and motivate our most talented and experienced executives.

Base Salary

The objective of base salary is to provide fixed compensation to a named executive that reflects his or her job responsibilities, experience, value to our company, and demonstrated performance. The salary of our Chief Executive Officer, Mr. Bergeron, for the 2008 fiscal year was determined by his employment agreement with us, as described above under, “Employment-Related Agreements with Named Executives—Employment Agreement with our Chief Executive Officer.” The salaries for the other named executives were determined by the Compensation Committee based on a variety of factors including the following:

•	The scope and importance of the named executive’s responsibilities.

•	The contribution and experience of the named executive.

•	Competitive market information regarding salaries.

•	The importance of retaining the named executive along with the competitiveness of the market for the named executive’s role and responsibilities.

•	The recommendation of our Chief Executive Officer based on his subjective evaluation of the individual’s performance.

•	The base salary of the named executive in prior fiscal years.

•	The base salary of individual named executives as compared with each other.

Base salaries are typically reviewed annually in the first quarter of each fiscal year in connection with annual performance reviews and adjusted to take into account the factors described above.

Fiscal Year 2008 Base Salary Determination

The following table identifies actions taken during fiscal year 2008 with respect to the base salaries of the named executives:

Named Executives	Action
Douglas G. Bergeron	$700,000 per year in accordance with the salary set forth in his employment agreement
Robert Dykes	$420,000 per year in accordance with the offer letter dated August 12, 2008, commencing September 2, 2008
Clinton Knowles(1)	$24,500 per month in accordance with the Executive Services Agreement between Tatum, LLC and us, dated May 15, 2008
Barry Zwarenstein(2)	Retained base salary at the fiscal year 2007 level of $400,000
Isaac Angel	Effective January 1, 2008, Mr. Angel retired from his role as Executive Vice President, Global Operations, and served as an advisor to us until November 30, 2008. In connection with his employment as an advisor, Mr. Angel received the statutory minimum employment wage in Israel.
Elmore Waller	Retained base salary at the fiscal year 2007 level of $315,000

(1)	Under the terms of his Executive Services Agreement, we paid Mr. Knowles a salary of $24,500 a month and paid Tatum a fee of $10,500 per month for each month that Mr. Knowles was employed by us.

(2)	Mr. Zwarenstein’s employment with us terminated as of August 19, 2008.

For the fiscal year ended October 31, 2008, the Compensation Committee decided to set the annual base salary of each of our named executives, including that of our Chief Executive Officer but excluding Messrs. Dykes and Knowles, at the same level as the annual base salary for the fiscal year ended October 31, 2007. The primary reason for such decision is because in fiscal year 2008 we restated our interim financial statements for fiscal year 2007. In the case of Mr. Dykes, who joined our company as Senior Vice President and Chief Financial Officer in September 2008, the Compensation Committee considered a number of factors, including similar arrangements in place at our peer group companies, the total compensation package to be offered to Mr. Dykes, the extent of Mr. Dykes’ past experience, and Mr. Dykes’ role and scope of responsibilities within our company. In the case of Mr. Knowles, the salary and fee paid to Tatum were negotiated with Tatum, LLC and were based upon a number of factors, including Mr. Knowles’ experience and the fees for similar arrangements.

Performance-Based Bonuses

We pay quarterly and annual bonuses as a component of overall compensation as well as to provide an incentive and reward for superior performance. Quarterly bonuses are generally paid in cash in the following fiscal quarter based on the prior period’s performance as compared to pre-determined performance goals and individual performance of the named executives during the quarter and are intended to account for approximately two-thirds of aggregate bonus compensation for our named executives, with the exception of Mr. Bergeron, who receives an annual bonus only. Annual bonuses are typically paid in the first fiscal quarter of each year based on our financial performance during the prior fiscal year and individual performance of the named executives. From time to time, we may also pay additional special one-time bonuses for exceptional performance or for the achievement of specific accomplishments that the Compensation Committee, after consultation with management, has determined are of significant importance to us.

In setting annual bonus compensation, which is usually intended to account for all of the bonus compensation of our CEO and at least one-third of overall bonus compensation of our other named executives, the Compensation Committee determines a target dollar value for annual bonus awards at the beginning of the fiscal year and has the discretion to deliver between 0% and 200% of the target annual bonus compensation for our CEO and between 0% and 100% of the target annual bonus compensation to our other named executives based on the following factors, with the goal of allocating at least 80% of a named executive’s annual bonus based on objective performance-based factors:

•

Our actual financial performance in comparison to internal financial performance forecasts prepared by our management and presented to the Compensation Committee and the Board of Directors in the first quarter of each fiscal year.

•

Our stock price performance as compared to internal stock price appreciation targets and the stock price appreciation of our peers during the prior fiscal year. For purposes of this evaluation, our peers are those companies listed under “Competitive Data” above.

•

Performance considerations relating to increased responsibilities performed by a named executive during the fiscal year which were not contemplated when the named executive’s target bonus was established.

•	Performance considerations relating to unforeseen events during the prior year.

•	The Compensation Committee’s subjective evaluation of the named executive’s individual performance.

These factors are described in further detail below:

1. Financial Performance

In the first quarter of each fiscal year, the Compensation Committee and the Board of Directors receives financial forecasts from management. Based on its review of the financial forecasts and its assessment of the probability of achieving these forecasts, after consultation with management and the full Board, the Compensation Committee sets three financial performance metrics for the named executives. These metrics serve as the primary basis for the Compensation Committee’s evaluation of our financial performance. These financial performance metrics are set forth below:

Financial Performance Metric	Description
Revenue	Revenue growth is an essential component of long-term success and viability. Revenue is calculated in accordance with GAAP.
Net Income, as Adjusted, Per Share(1)	Net income, as adjusted, per share growth provides an indicator as to our ability to generate returns on our operations and fund future growth. This is a non-GAAP financial measure that we have historically used to evaluate our performance and compare our current results with those for prior periods as well as with the results of other companies in its industry. This non-GAAP financial measure has also been used by investment analysts to evaluate our performance.
EBITDA, as Adjusted(1)	EBITDA, or earnings before interest, taxes, depreciation, and amortization, as adjusted, provides a good indicator of our financial performance by reference to cash generated by our business. EBITDA, as adjusted, is a non-GAAP measure that we use internally to evaluate the overall operating performance of our business.

(1)	Net Income, as adjusted, per share and EBITDA, as adjusted, are non-GAAP financial measures that we use in addition to GAAP results to evaluate our performance and compare our results to other companies. EBITDA, as adjusted, is calculated by excluding the following GAAP items from net income (loss) as reported: interest expense and income, income taxes, depreciation, amortization, in-process research and development, stock-based compensation, acquisition related charges, restructuring costs, the non-cash portion of loss on debt extinguishment and write-off of capitalized software. Net Income, as adjusted, per share is calculated by excluding the following GAAP items from EBITDA, as adjusted: interest expense, net, restatement expenses, impairment of goodwill and intangible assets and restructuring costs, all presented on an after-tax basis, as well as changes in the valuation allowance of deferred tax assets. For the fiscal year ended October 31, 2008, our GAAP financial statements and the items to reconcile to our non-GAAP financial measures are described and included in our Form 8-K filed December 16, 2008 for our preliminary fourth quarter and fiscal year 2008 results; Form 8-K filed September 9, 2008 for our third quarter results; and Form 8-K filed August 19, 2008 for our first and second quarter results.

The Compensation Committee views financial performance, along with stock price performance, as the two most important factors in determining a named executive’s annual bonus.

2. Stock Price Performance

In accordance with the compensation program goal of tying executive compensation to stock price performance, the Compensation Committee places significant weight on the stock price performance of our common stock in setting annual bonus awards. The stock price performance factor is divided into two elements. The first element consists of an absolute performance goal for target stock price appreciation from the date that we announce results for the prior fiscal year through the date that we announce results for the current fiscal year, or the “stock price performance period.” The second element consists of a relative performance goal that compares our stock price appreciation during the stock price performance period to our peers that are identified under “Competitive Data” above.

3. Unforeseen Events

After the end of the fiscal year, the Compensation Committee reviews our actual performance against each of the financial and stock price performance metrics. In determining the extent to which the financial and stock price performance metrics are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual, or infrequently occurring events. To the extent appropriate, the Compensation Committee will also consider the nature and impact of such events in the context of the bonus determination. Although the Compensation Committee believes that the bulk of the bonus should normally be based on objective measures of financial and stock performance, the Compensation Committee believes that in certain circumstances more subjective elements are also important in setting the bonus compensation of named executives.

We do not have a formal policy on the adjustment or recovery of awards or payments if the relative performance measures are restated or otherwise adjusted for our named executives other than with respect to the outstanding performance equity awards for Mr. Bergeron. For Mr. Bergeron, in certain circumstances in which we restate financial results such that the performance condition for an equity award tranche would no longer be met, then such award would be forfeited. However, the Compensation Committee expects that named executives will forfeit or return any award or payment to the extent that such award or payment was incorrectly awarded or paid because the relevant performance measures used to determine such award or payment are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. As an example, the Compensation Committee requested (and our former Chief Financial Officer agreed), that our former Chief Financial Officer would upon departure from the company forfeit quarterly bonus payments previously received in respect of fiscal year 2007 because such quarterly bonus payments were awarded on the basis of financial performance measures that, following the company’s restatement of its interim results for fiscal year 2007, were not met. The amount of these previous bonus payments was offset against contractual severance payments.

4. Individual Performance

The Compensation Committee recognizes that it is important to reward individual contributions. The Compensation Committee strives to reward individual performance by determining whether pre-established individual goals have been met and by determining the subjective performance of each named executive during the fiscal year.

In the first quarter of each fiscal year, the Compensation Committee sets a list of individual performance goals for our Chief Executive Officer after meeting with him. At this meeting, the Compensation Committee also reviews the individual performance goals that the Chief Executive Officer has set for the other named executives and makes adjustments to those performance goals as it deems appropriate.

After the completion of the fiscal year, the Compensation Committee has a meeting with the Chief Executive Officer to review whether the Chief Executive Officer’s pre-established individual goals were met and to provide the Chief Executive Officer with an opportunity to present what he believes are his significant contributions to our company for the fiscal year. The Compensation Committee also reviews the individual performance of each other named executive with the Chief Executive Officer. In determining the overall individual performance of each named executive other than the Chief Executive Officer, the Compensation Committee places substantial weight on the Chief Executive Officer’s recommendations.

5. Compensation Committee Discretion

Notwithstanding the foregoing, the Compensation Committee has the discretion, in appropriate circumstances, to award a bonus less than the amount determined by the steps set out above, including to award no bonus at all.

Fiscal Year 2008 Bonus Determinations

Determination of 2008 Annual Target Bonus Amount

In the first quarter of each fiscal year, the Compensation Committee sets a target bonus amount for each named executive. The target bonus takes into account all factors that the Compensation Committee deems relevant, with a focus on the objectives of our compensation program. In particular, the Compensation Committee evaluates individual and company performance during the last fiscal year and then-existing competitive market conditions for executive talent in determining the target bonus of the named executives in the current fiscal year. The Compensation Committee also places significant weight on the recommendation of our Chief Executive Officer in setting target annual bonus compensation of the other named executives for the fiscal year. For the fiscal year ended October 31, 2008, Mr. Bergeron’s target bonus was $900,000 in accordance with the terms of his employment agreement with us. In addition, for the fiscal year ended October 31, 2008, the annual target bonus for each of Mr. Zwarenstein and Mr. Waller were set at the same level as the annual target bonus amount for the fiscal year ended October 31, 2007.

Annual Target Bonus

For fiscal year 2008, the Compensation Committee approved the following target bonuses for the named executives:

Named Executive	Target Annual Bonus
Douglas G. Bergeron	$900,000
Robert Dykes(1)	$—
Clinton Knowles(2)	$60,000
Barry Zwarenstein(3)	$100,000
Elmore Waller	$50,000
Isaac Angel(4)	$—

(1)	No annual target bonus for fiscal year 2008 was set for Mr. Dykes as he joined us in September 2008.

(2)	Mr. Knowles was employed by us from June 2, 2008 to September 9, 2008. Mr. Knowles was eligible to receive an annualized cash bonus of up to $60,000 based upon the achievement of certain operating objectives by us in accordance with the Executive Services Agreement between Tatum, LLC and us dated May 15, 2008. Under the Executive Services Agreement, 70% of such bonus was payable to Mr. Knowles and 30% of such bonus was payable to Tatum, LLC, of which Mr. Knowles is a partner.

(3)	We entered into a separation agreement with Mr. Zwarenstein effective April 1, 2008. Mr. Zwarenstein did not receive any payout of target bonus for fiscal year 2008.

(4)	The Compensation Committee did not set a target bonus for Mr. Angel based on Mr. Angel’s plan to retire from his role as Executive Vice President, Global Operations effective January 1, 2008.

As indicated above, Mr. Bergeron may receive between 0% and 200% of his annual target bonus and each other named executive may receive between 0% and 100% of his annual target bonus, in each case based on the Compensation Committee’s review of the factors listed above, with the goal of allocating at least 80% of a named executive’s annual bonus based on objective performance-based factors. Accordingly, each named executive may receive a bonus that is greater or less than his annual target bonus (and which could be zero), depending on whether, and to what extent performance and other conditions are satisfied and the Compensation Committee’s evaluation of the named executive’s performance.

Annual Bonus Awards

As discussed above, annual bonus awards are generally determined based on our actual financial performance compared to the forecasts developed at the beginning of the fiscal year. The weakening economy and declining global demand for our products and services, particularly beginning in the fourth fiscal quarter of 2008, were key factors in our determination of annual bonus awards for fiscal year 2008. In determining the amount of annual bonus paid to Mr. Waller for fiscal year 2008 equal to $25,000, we considered (1) Mr. Waller’s contributions to our strong performance in the multi-lane retail market in fiscal year 2008, which resulted in achievement to plan in the 90th percentile (rounded to the nearest tenth percentile), (2) the declines in the petroleum solutions business, which resulted in an overall achievement to plan in the integrated solutions business in the 70th percentile (rounded to the nearest tenth percentile) and (3) the weaker overall corporate performance in fiscal year 2008 due to the adverse economic climate. Based upon Mr. Knowles’ contributions during his service with us through September 9, 2008, and in particular for his contributions to our third quarter 2008 close and the timely filing of our interim financial statements on Form 10-Q for that quarter, we awarded a total cash bonus of $10,000, $7,000 of which was allocated to Mr. Knowles and $3,000 of which was allocated to Tatum, following the completion of Mr. Knowles’ services with us. We did not pay out any target bonus to Mr. Zwarenstein for fiscal year 2008. In addition, because the performance criteria established by the Compensation Committee for Mr. Bergeron’s target bonus were not met, no target bonus payment was made to Mr. Bergeron for fiscal year 2008.

Determination of 2008 Quarterly Target Bonus Amounts

In the first quarter of each fiscal year, the Compensation Committee sets quarterly bonus targets for each of our named executives other than our CEO. Approximately 80% of the quarterly bonus targets will generally be awarded if performance-based goals established by the Compensation Committee for the quarter are met. We set target quarterly bonuses for Mr. Zwarenstein but did not pay out any target bonus to him for fiscal year 2008 and, in connection with his separation agreement with us, effective April 1, 2008, Mr. Zwarenstein agreed to reimburse us $150,000 of quarterly bonus payments which he had received with respect to our fiscal year ended October 31, 2007 because our restated results for the relevant periods did not meet the quarterly financial performance targets for bonus eligibility. Mr. Waller’s performance-based goals were based on (A) the amount contributed by his business unit to our operating income for the quarter and (B) the gross margin achieved by his business unit for the quarter. If Mr. Waller’s business units contributed between 85% and 100% of his performance-based goal, he may be entitled to receive a reduced portion of his performance-based quarterly bonuses. Mr. Waller’s performance-based bonus could also exceed 100% of the target performance-based quarterly bonus if his business units contributed in excess of 100% of his performance-based goal. Approximately 20% of the quarterly bonus target will be awarded if the named executive has met or exceeded the expectations of our CEO based on our CEO’s subjective review of the named executive’s individual performance during the quarter. The Compensation Committee approved the following target bonuses for fiscal year 2008 for the named executives:

Named Executive	Q1 Performance Target Bonus	Q1 Individual Target Bonus	Q2 Performance Target Bonus	Q2 Individual Target Bonus	Q3 Performance Target Bonus	Q3 Individual Target Bonus	Q4 Performance Target Bonus	Q4 Individual Target Bonus
Robert Dykes(1)	—	—	—	—	—	—	—	—
Clinton Knowles(2)	—	—	—	—	—	—	—	—
Barry Zwarenstein(3)	$40,000	$10,000	$40,000	$10,000	$40,000	$10,000	$40,000	$10,000
Isaac Angel(4)	—	—	—	—	—	—	—	—
Elmore Waller	$25,000	$5,000	$25,000	$5,000	$25,000	$5,000	$25,000	$5,000

(1)	Mr. Dykes joined us as Senior Vice President effective September 2, 2008 and Chief Financial Officer effective immediately following the filing of our Quarterly Report on Form 10-Q on September 9, 2008.

(2)	Mr. Knowles served as our Interim Chief Financial Officer from August 19, 2008 through September 9, 2008.

(3)	We entered into a separation agreement with Mr. Zwarenstein effective April 1, 2008. We did not pay out any target bonus to Mr. Zwarenstein for fiscal year 2008 and, in connection with his separation agreement with us, Mr. Zwarenstein agreed to reimburse us $150,000 of quarterly bonus payments which he had received with respect to our fiscal year ended October 31, 2007 because our restated results did not meet the quarterly financial performance targets for bonus eligibility.

(4)	The Compensation Committee did not set a target bonus for Mr. Angel based on Mr. Angel’s plan to retire from his role as Executive Vice President, Global Operations effective January 1, 2008.

Quarterly Bonus Awards

The following quarterly bonus awards were actually made to our named executives in fiscal year 2008:

Named Executive	Q1 Performance Bonus Paid	Q1 Individual Bonus Paid	Q2 Performance Bonus Paid	Q2 Individual Bonus Paid	Q3 Performance Bonus Paid	Q3 Individual Bonus Paid	Q4 Performance Bonus Paid	Q4 Individual Bonus Paid
Robert Dykes(1)	—	—	—	—	—	—	—	—
Clinton Knowles(2)	—	—	—	—	—	—	—	—
Barry Zwarenstein(3)	—	—	—	—	—	—	—	—
Isaac Angel(4)	—	—	—	—	—	—	—	—
Elmore Waller(5)	$15,000	$3,000	$5,000	$—	$9,375	$2,500	$—	$5,000

(1)	Mr. Dykes joined us as Senior Vice President effective September 2, 2008 and Chief Financial Officer effective immediately following the filing of our Quarterly Report on Form 10-Q on September 9, 2008.

(2)	Mr. Knowles served as our Interim Chief Financial Officer from August 19, 2008 through September 9, 2008.

(3)	We entered into a separation agreement with Mr. Zwarenstein effective April 1, 2008. We did not pay out any target bonus to Mr. Zwarenstein for fiscal year 2008 and, in connection with his separation agreement with us, Mr. Zwarenstein agreed to reimburse us $150,000 of quarterly bonus payments which he had received with respect to our fiscal year ended October 31, 2007 because our restated results did not meet the quarterly financial performance targets for bonus eligibility.

(4)	The Compensation Committee did not set a target bonus for Mr. Angel based on Mr. Angel’s plan to retire from his role as Executive Vice President, Global Operations effective January 1, 2008.

(5)	The performance target bonus payments to Mr. Waller were based on the achievement of preset targets for the contribution margin and gross margin of Mr. Waller’s business unit, which were impacted to some extent by market conditions. For fiscal year 2008, the business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific gross margin and contribution margin improvements built into our company-wide plan and year over year growth goals. For fiscal year 2008, Mr. Waller’s achievement of these targets, rounded to the nearest tenth percentile, were 90th percentile for both targets in Q1; 70th percentile for contribution margin and over 100% for gross margin in Q2; 80th percentile for contribution margin and over 100% for gross margin in Q3; and 80th percentile for contribution margin and 90th percentile for gross margin in Q4. The individual bonus amounts paid to Mr. Waller for fiscal year 2008 were based on our CEO’s subjective review of Mr. Waller’s individual performance, which took into consideration, among other factors, staff management and development, business strategy execution, sales forecast accuracy and inventory management.

One-Time Bonuses

For fiscal year 2008, the Compensation Committee did not make any awards of one-time bonuses.

Long-Term Equity Incentive Compensation

On an annual basis, usually at the mid-point of each fiscal year, the Compensation Committee determines whether to make long-term incentive awards to each named executive, with the exception of our Chief Executive Officer, whose long-term incentive awards are determined solely on the basis of the objective performance-based criteria set forth in his employment agreement and which are described under “Employment-Related Agreements with Named Executives—Employment Agreement with our Chief Executive Officer” above.

Amount of Incentive Compensation. The amount of long-term incentive compensation, if any, awarded each year to the other named executives is determined by the Compensation Committee, in consultation with our Chief Executive Officer, after taking into account our overall compensation program objectives. These grants are intended to serve as incentives for our named executives to remain with us and continue that performance and to tie a substantial amount of their overall compensation to the long-term performance of our common stock. In making awards of options and restricted stock units for our named executives, the Compensation Committee determined that at least one-third of total compensation for each of the named executives other than Mr. Bergeron should be in the form of these awards to ensure that the interests of each of our named executives is aligned with the interests of our stockholders. The Compensation Committee has determined that the value of restricted stock units for purposes of the long-term incentive compensation determination should be based on the value of the underlying common stock on the date of grant. We have determined that the value of stock options for purposes of the long-term incentive compensation determination should be based on the Black-Scholes value of the stock option on the date of grant.

Mix of Awards. We view stock options as a way to link the compensation of our named executives directly to value creation for our stockholders, because the amount that a named executive realizes from stock options depends solely on the increase in value of our common stock from the grant date of the option. We view restricted stock units, which are an unsecured promise to deliver shares of our common stock, as a method to economically place each recipient of a restricted stock unit in the same position as a stockholder because the amount that a recipient ultimately receives from a restricted stock unit depends on the actual value of shares of common stock when the shares underlying the restricted stock units are delivered.

The Compensation Committee has determined that a mix of stock options and restricted stock units should normally be granted to our named executives to provide an appropriate allocation of performance and retention incentives that take into account the greater risks associated with options as compared to restricted stock units. The Compensation Committee weighted long-term incentives more towards restricted stock units because this award reflects both increases and decreases in stock price from the grant date market price as a way of tying compensation more closely to changes in stockholder value at all levels. In addition, weighting toward restricted stock units allows the Compensation Committee to deliver equivalent value with less use of authorized shares.

Vesting of Long-Term Incentives. Generally stock options granted to executives become exercisable as to 25% of the grant approximately one year after the grant date and as to the remainder of the grant in equal quarterly installments over the following three years. The stock option life is seven years from the date of grant and offers named executives the right to purchase the stated number of shares of our common stock at an exercise price per share determined on the date of grant. Stock options have value only to the extent the price of our shares on the date of exercise exceeds the applicable exercise price.

Restricted stock units also generally vest as to 25% of the grant approximately one year after the grant date and as to the remainder in equal quarterly installments over the following three years and upon vesting, shares of our common stock are delivered on a one-for-one basis.

Accounting Considerations. All equity grants are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. It should be noted that the Compensation Committee did not attribute significant weight to the accounting charges associated with grants of options and restricted stock units granted to our named executives in light of the fact that these items do not directly relate to the performance of our named executives.

Equity Grant Procedures. Equity awards to our employees are awarded only on dates that the Compensation Committee meets. As a result of this procedure, we have historically awarded equity grants to our named executives (other than our Chief Executive Officer) based on an annual review of employee equity awards at the Compensation Committee’s regularly scheduled meeting in March of each year. However, in 2008, the Compensation Committee did not commence its annual review of employee equity awards until September 2008, following the completion of our restatement of our financial statements and the filings of our Form 10-K for fiscal year 2007 and Form 10-Qs for the first and second quarters of fiscal year 2008.

Fiscal Year 2008 Long-Term Incentive Determinations

Because none of the performance criteria set forth in Mr. Bergeron’s employment agreement were met for fiscal year 2007, the 300,000 RSUs that could have vested under Mr. Bergeron’s employment agreement as a result of fiscal year 2007 performance were cancelled in the first quarter of fiscal year 2008. Pursuant to his employment agreement, for fiscal year 2008 Mr. Bergeron was entitled to vest another tranche of 300,000 RSUs if he met certain specified performance targets. Because such performance criteria were not met for fiscal year 2008, the 300,000 RSUs that could have vested under Mr. Bergeron’s employment agreement as a result of fiscal year 2008 performance were cancelled in the first quarter of fiscal year 2009.

Mr. Dykes joined us in September 2008 as Senior Vice President and Chief Financial Officer. Our Compensation Committee and Board approved an equity award of 500,000 options to Mr. Dykes, of which 400,000 options vest over four years and 100,000 options vest over a five year deferred vesting schedule. On November 21, 2008, Mr. Dykes voluntarily relinquished these equity awards back to us and they have been cancelled.

Except as provided above, no other named executives received an equity award in fiscal year 2008, primarily due to the fact that we restated our fiscal year 2007 interim financial statements during the year.

Perquisites and Benefits

Other than with respect to Isaac Angel, we do not provide perquisites or personal benefits (such as financial services, air travel (other than reimbursement for business travel), country club memberships or car allowances) to the named executives other than standard health benefits available to all employees. Up through Mr. Angel’s retirement on January 1, 2008, from his position as Executive Vice President, Global Operations, we provided Mr. Angel with the use of a car and a recuperation allowance benefit as is customary for executive employees of Israel, Mr. Angel’s home country. We also reimbursed Mr. Angel for the cost of his home telephone use. These benefits were previously provided to Mr. Angel in connection with his employment at Lipman, which we acquired on November 1, 2006. Following Mr. Angel’s retirement, from January 1, 2008 through November 30, 2008, Mr. Angel served as an advisor to us. Under Mr. Angel’s separation agreement, we continued to provide Mr. Angel with the use of a company car, recuperation allowance benefit and use of a company cellular phone during his term as an advisor to us. See “Employment-Related Agreements with Named Executives—Separation Agreement with our Former Executive Vice President, Global Operations.”

Executive Compensation

The following table sets forth compensation awarded to, paid to, or earned by VeriFone’s named executives during fiscal years 2008 and 2007.

Summary Compensation Table

	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)		Total ($)
Douglas G. Bergeron	2008	700,000		—		288,600	(3)	534,808		—		—	7,614	(4)	1,531,022
Chief Executive Officer	2007	700,000		—		287,499	(3)	564,631		—		—	46,968		1,599,098

Robert Dykes Senior Vice President and Chief Financial Officer(5)	2008	68,385		—		—		136,072	(6)	—		—	844	(7)	205,301

Clinton Knowles	2008	113,221		7,000	(9)	—		—		—		—	3,488	(10)	123,709
Former Interim Chief Financial Officer(8)

Barry Zwarenstein	2008	364,101		—		347,381		518,230		—		—	255,387	(12)	1,485,099
Former Executive Vice President and Chief Financial Officer(11)	2007	400,000		30,000	(13)	346,744		463,779		120,000	(13)	—	4,864		1,365,387

Isaac Angel	2008	160,989	(15)	—		—		417,030		—		—	797,560	(16)	1,375,579
Former Executive Vice President, Global Operations(14)	2007	321,900	(15)	—		—		3,503,039		192,284		—	102,173		4,119,396

Elmore Waller	2008	315,000		35,500		72,150		398,791		29,375		—	864	(17)	851,680
Executive Vice President, Integrated Solutions	2007	315,000		50,000		71,875		336,705		70,613		—	1,907	(18)	846,100

(1)	Amounts shown in this column reflect our accounting expense for these restricted stock unit awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). This column represents the dollar amount recognized for financial statement reporting purposes with respect to each fiscal year for the fair value of restricted stock units granted to the named executives in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the named executives during fiscal years 2008 and 2007. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K for each of our fiscal years. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2008.

(2)	Amounts shown in this column reflect our accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to each fiscal year for the fair value of stock options granted to the named executives. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS No. 123(R). Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K for each of our fiscal years. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2008.

(3)	On January 4, 2007, we granted a total of 900,000 RSUs to Mr. Bergeron. All these RSUs have performance and/or market- based vesting. The fiscal year 2008 targets were finalized on August 19, 2008, the grant date for FAS123(R) purposes. As of October 31, 2008, we had not recognized any compensation expense related to these RSUs as the financial targets for fiscal years 2008 and 2007 were not achieved. The 200,000 performance based units and 100,000 market units for each of fiscal years 2007 and 2008 were cancelled as the performance targets related to these RSUs were not achieved. As of October 31, 2008, up to 200,000 performance units and 100,000 market units were scheduled to vest on October 31, 2009 if the fiscal year 2009 performance targets are achieved. These RSUs were subsequently cancelled on April 8, 2009 in connection the amended and restated employment agreement entered into between Mr. Bergeron and us on April 8, 2009.

(4)	Includes $6,750 of company 401(k) plan matching contribution and $864 of life insurance premiums.

(5)	Mr. Dykes joined us as Senior Vice President effective September 2, 2008 and Chief Financial Officer effective immediately following the filing of our Quarterly Report on Form 10-Q on September 9, 2008.

(6)	Represents option grants for the purchase of an aggregate 500,000 shares of Common Stock. On November 21, 2008, Mr. Dykes voluntarily relinquished these options back to us and they have been cancelled.

(7)	Includes $700 of company 401(k) plan matching contribution and $144 of life insurance premiums.

(8)	Mr. Knowles was employed with us from May 2008 to September 2008, and served as our Interim Chief Financial Officer from August 19, 2008 through September 9, 2008.

(9)	In addition to the salary paid to Mr. Knowles, during Mr. Knowles’ employment with us, we paid a monthly fee of $10,500 to Tatum LLC, of which Mr. Knowles is a partner.

(10)	Includes $3,128 of company 401(k) plan matching contribution and $360 of life insurance premiums.

(11)	Mr. Zwarenstein resigned from his role as Executive Vice President and Chief Financial Officer effective August 19, 2008.

(12)	Includes net severance payment to Mr. Zwarenstein of $250,000 pursuant to the separation agreement between Mr. Zwarenstein and us dated April 1, 2008. Also includes $4,667 of company 401(k) plan matching contribution and $720 life insurance premium.

(13)	Comprised of the quarterly bonus awards paid to Mr. Zwarenstein during fiscal year 2007. Pursuant to the separation agreement between Mr. Zwarenstein and us, Mr. Zwarenstein agreed to reimburse to us the quarterly bonuses totaling $150,000 paid in fiscal year 2007 because our restated results in the relevant periods did not achieve the quarterly bonus targets.

(14)	Effective January 1, 2008, Mr. Angel retired from his role as Executive Vice President, Global Operations, and became an advisor to us. In connection with his employment as an advisor, Mr. Angel receives the statutory minimum employment wage in Israel.

(15)	Fiscal year 2008 amount consists of salary of $60,120, study fund contributions of $3,379 and payment for accrued but unused vacation of $97,490 pursuant to the separation agreement between Mr. Angel and us, dated January 15, 2008. Amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2008 exchange rate of 3.743 Shekels per one U.S. Dollar. Fiscal year 2007 amount converted from Israeli New Shekels to U.S. Dollars at the October 31, 2007 exchange rate of 3.963 to 1 and consists of salary of $302,760 and study fund contributions of $19,140.

(16)	Comprised of one-time, lump sum severance payment of $636,176 and notice period payment of $91,284 paid to Mr. Angel under the separation agreement between Mr. Angel and us dated January 15, 2008. Also includes other customary Israeli benefits paid to Mr. Angel, including car allowance of $41,042, tax reimbursements of $2,540 for the car allowance, and $26,518 for social benefits, disability insurance, study fund, social security payments, phone lines, recuperation pay, and publication subscriptions. These amounts have been converted from Israeli New Shekels to U.S. Dollar at the October 31, 2008 exchange rate of 3.743 to 1.

(17)	Includes $864 of life insurance premium.

(18)	Includes $1,043 relating to the difference between the fair value at the time of the grant of restricted stock and the purchase price for restricted stock granted under our 2002 Securities Purchase Plan. The amount represents the pro rata amount of such discount for the restricted stock vesting during the fiscal year. Also includes $864 of life insurance premium.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2008 to our named executives, including cash awards and equity awards. The option and restricted stock unit awards granted to our named executives in fiscal year 2008 were granted under our 2006 Equity Incentive Plan. For each option award, one quarter of the award vests after one year and the remainder vests ratably by quarter over the succeeding three years. Each option award has a term of seven years.

Name	Grant Date		Board Approval Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)

					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Douglas G. Bergeron	8/19/2008	(1)	1/4/2007	(1)	—	—	—	—	200,000	(2)	300,000	(2)	—	—		—	$2,946,000
Chief Executive Officer

Robert Dykes(4)	9/2/2008		8/15/2008		—	—	—	—	—		—		—	400,000	(5)	$19.99	$2,993,080
Senior Vice President and Chief Financial Officer	9/2/2008		8/15/2008		—	—	—	—	—		—		—	100,000	(5)	$19.99	$748,270

Clinton Knowles	—		—		—	—	—	—	—		—		—	—		—	—
Former Interim Chief Financial Officer

Barry Zwarenstein	—		—		—	—	—	—	—		—		—	—		—	—
Former Executive Vice President and Chief Financial Officer

Isaac Angel	—		—		—	—	—	—	—		—		—	—		—	—
Former Executive Vice President, Global Operations

Elmore Waller	—		—		—	—	—	—	—		—		—	—		—	—
Executive Vice President, Integrated Solutions

(1)	On January 4, 2007, the Board Approval Date, we granted a total of 900,000 RSUs to Mr. Bergeron. These RSUs vest in three equal, annual tranches based on performance and market targets set at the beginning of each fiscal year. We finalized the financial targets for the tranche subject to vesting in fiscal year 2009 on August 19, 2008, which is the grant date for SFAS No. 123(R) purposes.

(2)	Reflects threshold, target and maximum number of performance share awards related to fiscal year 2008 financial targets, granted under the 2006 Equity Incentive Plan, as described in “Compensation Discussion and Analysis.” No compensation expense was recognized related to these units in fiscal year 2008 because the fiscal year 2008 financial targets were not achieved. The 200,000 performance units and the 100,000 market units related to fiscal year 2008 financial targets have been cancelled. The 200,000 performance units and the 100,000 market units subject to vesting in fiscal year 2009 were subsequently cancelled on April 8, 2009 in connection the amended and restated employment agreement entered into between Mr. Bergeron and us on April 8, 2009.

(3)	Reflects the grant date fair value of each target equity award computed in accordance with SFAS No. 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 filed with the SEC on January 14, 2009. These amounts do not correspond to the actual value that will be realized by the named executives.

(4)	Mr. Dykes joined us as Senior Vice President effective September 2, 2008 and Chief Financial Officer effective immediately following the filing of our Quarterly Report on Form 10-Q on September 9, 2008.

(5)	On November 21, 2008, Mr. Dykes voluntarily relinquished these options back to us and they have been cancelled.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information about unexercised options, stock that has not vested and other equity incentive plan awards that have not vested for each of our named executives as of October 31, 2008.

Name	Option/ Award Grant Date		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)(4)

Douglas G. Bergeron Chief Executive Officer	3/22/2006	(1)	140,625	84,375		28.86	3/22/2013
	3/22/2006	(2)						15,000	170,400
	8/19/2008	(3)								300,000	3,408,000

Robert Dykes(5)	9/2/2008	(6)		400,000		19.99	9/2/2015
Senior Vice President and Chief Financial Officer	9/2/2008	(7)		100,000		19.99	9/2/2015

Clinton Knowles(8)
Former Interim Chief Financial Officer

Barry Zwarenstein(9)	7/2/2007	(10)	8,750			35.47	11/18/2008
Former Executive Vice President and Chief Financial Officer	3/22/2006	(1)	45,000			28.86	11/18/2008

Isaac Angel(11)	7/2/2007	(10)	10,937	24,063		35.47	2/28/2009
Former Executive Vice President, Global Operations	11/1/2006	(12)	65,625	84,375		30.00	2/28/2009
	4/10/2006	(13)	200,000			28.52	11/30/2009

Elmore Waller	7/2/2007	(10)	10,937	24,063		35.47	7/2/2014
Executive Vice President, Integrated Solutions	1/3/2007	(14)	10,937	14,063		35.45	1/3/2014
	3/22/2006	(1)	25,000	15,000		28.86	3/22/2013
	1/7/2005	(15)	32,215	37,500		10.00	1/7/2015
	12/9/2003	(16)	2,000	500		3.05	12/9/2013
	3/22/2006	(2)						3,750	42,600

(1)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on March 22, 2007 and 1/16 of shares each quarter thereafter.

(2)	Shares subject to this RSU vest and become exercisable as to 1/4 of the shares on March 22, 2007 and 1/16 of shares each quarter thereafter.

(3)	On January 4, 2007, we granted a total of 900,000 RSUs to Mr. Bergeron. All these RSUs have performance based and/or market based vesting. The fiscal year 2008 targets were finalized on August 19, 2008, the grant date for SFAS123(R) purposes. The 200,000 performance based units and 100,000 market units for each of fiscal years 2007 and 2008 were cancelled as the financial targets related to these RSUs were not achieved. As of October 31, 2008, up to 200,000 performance units and 100,000 market units were set to vest on October 31, 2009 if the fiscal year 2009 performance targets are achieved. These RSUs were subsequently cancelled on April 8, 2009 in connection the amended and restated employment agreement entered into between Mr. Bergeron and us on April 8, 2009.

(4)	Market value of units of stock that have not vested is computed by multiplying (i) $11.36, the closing price on October 31, 2008, by (ii) the number of units of stock.

(5)	Mr. Dykes joined us as Senior Vice President effective September 2, 2008 and Chief Financial Officer effective immediately following the filing of our Quarterly Report on Form 10-Q on September 9, 2008.

(6)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on September 2, 2009 and 1/16 of shares each quarter thereafter. On November 21, 2008, Mr. Dykes voluntarily relinquished this option back to us and it has been cancelled.

(7)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on September 2, 2010 and 1/16 of shares each quarter thereafter. On November 21, 2008, Mr. Dykes voluntarily relinquished this option back to us and it has been cancelled.

(8)	Mr. Knowles served as our Interim Chief Financial Officer from August 19, 2008 through September 9, 2008. We did not grant Mr. Knowles any stock based awards.

(9)	Mr. Zwarenstein resigned from his role as Executive Vice President and Chief Financial Officer effective August 19, 2008. Following his termination of employment, Mr. Zwarenstein had until November 11, 2008 to exercise his outstanding options.

(10)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on July 2, 2008 and 1/16 of shares each quarter thereafter.

(11)	Mr. Angel resigned from his role as Executive Vice President, Global Operations effective January 1, 2008 and was an advisor to us through November 30, 2008.

(12)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on November 1, 2007 and 1/16 of shares each quarter thereafter.

(13)	Shares subject to this option vest and become exercisable as to 1/2 of the shares on April 10, 2008, 1/4 of the shares on April 10, 2009, and 1/4 of the shares on April 10, 2010.

(14)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on January 3, 2008 and 1/16 of shares each quarter thereafter.

(15)	Shares subject to this option vest and become exercisable as to 1/5 of the shares on December 1, 2006 and 1/20 of shares each quarter thereafter.

(16)	Shares subject to this option vest and become exercisable as to 1/5 of the shares on January 1, 2005 and 1/20 of shares each quarter thereafter.

Fiscal Year 2008 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal year 2008 for each of the named executives. In addition, the table presents information on shares that were acquired upon vesting of stock awards during fiscal year 2008 for any of the named executives on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Douglas G. Bergeron	—	—	10,000	171,575
Chief Executive Officer
Robert Dykes	—	—	—	—
Senior Vice President and Chief Financial Officer
Clinton Knowles	—	—	—	—
Former Interim Chief Financial Officer
Barry Zwarenstein	145,570	2,010,994	9,375	161,656
Former Executive Vice President and Chief Financial Officer
Elmore Waller	10,000	386,143	2,500	42,894
Executive Vice President, Integrated Solutions
Isaac Angel	—	—	—	—
Former Executive Vice President, Global Operations

(1)	The value realized on the exercise is calculated as the difference between the fair market value of the shares on the date of exercise and the applicable exercise price for those options.

(2)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which is the closing price on such date of our stock as traded on the NYSE.

Potential Payments Upon Termination or Change of Control

Our change of control arrangements with Mr. Bergeron and Mr. Dykes are included in their agreements with us as described above under the caption “Employment Agreement with our Chief Executive Officer” and the caption “Severance Agreement with our Chief Financial Officer”. In determining the terms and scope of the change of control arrangements with Messrs. Bergeron and Dykes, our Compensation Committee considered (i) the employment agreement that Mr. Bergeron entered into in connection with the acquisition and recapitalization of our company led by him and a private equity firm in 2002, (ii) the change-in-control severance agreement that our former Chief Financial Officer had entered into in connection with his initial employment in July 2004, and (iii) similar arrangements in place at our “peer” companies as described above under “Determination of Compensation—Role of Compensation Consultants” and “—Competitive Data.” In addition, certain of our equity awards in fiscal year 2006 and in early fiscal year 2007 to our named executives provide for acceleration of vesting in the event of an involuntary or constructive termination three months prior to or eighteen months following a change of control.

Our employment agreement with Mr. Zwarenstein, our former Executive Vice President and Chief Financial Officer, contained a change of control arrangement. Under Israeli law, Mr. Angel, our former Executive Vice President of Global Operations, was entitled to certain statutory severance payments in accordance with Israeli law. Mr. Angel retired as Executive Vice President of Global Operations effective January 1, 2008 and became an advisor to us through November 30, 2008.

None of our named executives is entitled to a severance payment unless the change of control event is followed by, or in the case of equity awards with a change of control provision three months preceding, an involuntary or constructive termination. All such payments and benefits would be provided by us.

The tables below outline the potential payments and benefits payable to each named executive in the event of involuntary termination, or change of control, as if such event had occurred as of October 31, 2008.

Involuntary or Constructive Involuntary Termination

Name	Salary Continuation	Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(5)	Intrinsic Value of Unvested Options(6)
Douglas Bergeron(1)	$700,000	$—	(2)	$41,412	$—	$—
Robert Dykes	$210,000	$—		$7,453	$—	$—
Barry Zwarenstein(3)	$—	$—		$—	$—	$—
Isaac Angel(4)	$—	$—		$—	$—	$—
Elmore Waller	$—	$—		$—	$—	$—

Involuntary or Constructive Involuntary Termination Following a Change of Control

Name	Salary Continuation	Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(5)	Intrinsic Value of Unvested Options(6)
Douglas Bergeron(1)	$700,000	$—	(2)	$41,412	$170,400	$—
Robert Dykes	$210,000	$—		$7,453	$—	$—
Barry Zwarenstein(3)	$—	$—		$—	$—	$—
Isaac Angel(4)	$—	$—		$—	$—	$—
Elmore Waller	$—	$—		$—	$42,600	$—

(1)	We have the option to extend the noncompetition period under Mr. Bergeron’s employment agreement with us for an additional year, by paying Mr. Bergeron an additional year’s severance.

(2)	Based on Mr. Bergeron’s bonus payment of $0 in 2007. Under the terms of Mr. Bergeron’s Employment Agreement with us, Mr. Bergeron is entitled to payment equal to the amount of bonus payment paid to him in the immediately previous full fiscal year.

(3)	Mr. Zwarenstein’s employment terminated prior to October 31, 2008.

(4)	Based on Israeli labor laws, an Israeli employee, such as Mr. Angel, is entitled to severance pay upon termination of employment by the employer for any reason, including retirement, based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. Effective January 1, 2008, Mr. Angel retired from his role as Executive Vice President, Global Operations. Pursuant to the separation agreement between Mr. Angel and us dated January 15, 2008, we paid Mr. Angel statutory severance and other payments. See “Employment-Related Agreements with Named Executives— Separation Agreement with our Former Executive Vice President, Global Operations.”

(5)	Calculated by taking the product of the closing market price of our common stock on October 31, 2008, of $11.36, and RSUs subject to acceleration.

(6)	Based on the closing market price of our common stock on October 31, 2008, of $11.36, and the respective exercise prices of unvested options subject to acceleration. No intrinsic value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on October 31, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of VeriFone (the “Compensation Committee”) consists exclusively of independent directors.

The general purpose of the Compensation Committee is to (1) review and approve corporate goals and objectives relating to the compensation of VeriFone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation and (2) make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, among other things. VeriFone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

During fiscal year 2008, the Committee performed all of its duties and responsibilities under the Compensation Committee’s charter. Additionally, as part of its responsibilities, the Committee reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of VeriFone, and discussed the CD&A with management of VeriFone. Based on its review and discussions, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE

Leslie G. Denend, Chairman

Robert B. Henske

Collin E. Roche

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Mr. McGinn, Mr. Raff, Mr. Rinehart, Mr. Roche, and Mr. Stiefler were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Alspaugh, Mr. McGinn and Mr. Raff, as well as Mr. Hart, as chairman. Dr. Castle did not seek re-election at our October 8, 2008 Annual Meeting of Stockholders and, accordingly, ceased to be a member of the Committee on October 8, 2008. Mr. McGinn joined the Committee effective March 18, 2009. The Board has determined that each member of the Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during fiscal 2008, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees, in each case in accordance with the criteria set forth in VeriFone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the ten director nominees currently standing for election at the Annual Meeting.

Over the course of fiscal 2008, the Corporate Governance and Nominating Committee reviewed with management both the long-term and emergency succession plans for the Chief Executive Officer and other key employees.

As part of its duties, in December 2008, the Corporate Governance and Nominating Committee reviewed the Committee’s charter and VeriFone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Committee. After completing this review, the Committee recommended to the Board that no amendments to these documents needed to be made at that time. In March 2009, the Corporate Governance and Nominating Committee also reviewed the existing director compensation guidelines and recommended to the Board that no changes be made at that time.

The Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Committee. During fiscal 2008, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Alex W. (Pete) Hart, Chairman

Robert W. Alspaugh

Richard A. McGinn

Eitan Raff

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of VeriFone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of VeriFone’s financial statements; (ii) VeriFone’s compliance with legal and regulatory requirements; (iii) VeriFone’s independent registered public accounting firm’s qualifications and independence; (iv) the performance of VeriFone’s internal audit function and independent registered public accounting firm; (v) the retention of VeriFone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Mr. Alspaugh, Dr. Denend, Mr. Rinehart and Mr. Stiefler, as well as Mr. Henske, as chairman. The Board of Directors has designated each of Mr. Henske and Mr. Alspaugh as an “Audit Committee financial expert” within the meaning of applicable SEC rules.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of VeriFone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by VeriFone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing VeriFone’s financial statements and for reviewing VeriFone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of VeriFone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of VeriFone’s financial statements has been carried out in accordance with generally accepted accounting principles or that VeriFone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from VeriFone and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in VeriFone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert B. Henske, Chairman

Robert W. Alspaugh

Leslie G. Denend

Charles R. Rinehart

Jeffrey E. Stiefler

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2008 regarding securities issued under our equity compensation plans that were in effect during fiscal year 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	9,091,900	(2)	$26.20	(3)	5,944,862	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	9,091,900	(2)	$26.20		5,944,862	(4)

(1)	This reflects our New Founders’ Stock Option Plan, Outside Directors’ Stock Option Plan, 2005 Employee Equity Incentive Plan, and 2006 Equity Incentive Plan. This information also includes securities issuable pursuant to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan, and Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan as a result of our acquisition of Lipman Electronic Engineering Ltd. on November 1, 2006. VeriFone does not plan to issue securities in the future under any of the foregoing plans other than the 2006 Equity Incentive Plan.

(2)	Includes 300,000 shares that may be issued under restricted stock unit awards that are subject to performance conditions.

(3)	Excludes 385,188 shares subject to restricted stock units with an exercise price of $0 that were outstanding as of October 31, 2008.

(4)	Represents shares remaining available for future issuance under our 2006 Equity Incentive Plan.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan is the only plan under which we currently make grants of equity awards. Our 2006 Equity Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock awards. Grants may be made to our directors, officers, and employees and other individuals performing services for us. The plan authorizes the issuance of an aggregate of 13,200,000 shares of our common stock. Any shares granted as stock options or stock appreciation rights shall be counted as one share issued under the plan for each share so granted. Any shares granted as awards other than stock options or stock appreciation rights shall be counted as 1.75 shares issued under the plan for each share so granted. As of October 31, 2008, there were 6,156,866 options outstanding at a weighted-average exercise price of $29.14 per share, of which 1,841,331 were exercisable at a weighted-average exercise price of $32.34 per share, and there were 385,188 restricted stock units outstanding, none of which were exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 31, 2009, by:

•	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our named executives;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 84,464,520 shares of common stock outstanding as of March 31, 2009. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
Beneficial owners
GTCR Fund VII, L.P.(1)	9,658,909	11%
Capital Research Global Investors(2)	9,276,500	11%
FMR LLC(3)	7,264,902	9%
Brookside Capital Partners Fund, L.P.(4)	4,768,400	6%
Douglas G. Bergeron(5)	2,114,928	3%
Robert Dykes	129,082	*
Clinton Knowles	—	—
Barry Zwarenstein(6)	91,265	*
Isaac Angel(7)	101	*
Elmore Waller(8)	117,839	*
Jeffrey Dumbrell(9)	44,063	*
Eliezer Yanay(10)	118,125	*
Robert W. Alspaugh	—	—
Dr. Leslie G. Denend(11)	42,250	*
Alex W. (Pete) Hart(12)	32,125	*
Robert B. Henske(13)	41,875	*
Richard A. McGinn	—	—
Eitan Raff(14)	11,250	*
Charles Rinehart(15)	49,000	*
Collin E. Roche(1)	9,658,909	11%
Jeffrey E. Stiefler	—	—
All directors and current executive officers as a group (14 persons)**	12,359,446	15%

*	Less than 1%.

**	Beneficial ownership information is provided as of March 31, 2009. Total includes shares beneficially owned by Messrs. Dumbrell and Yanay, who became named executives effective November 1, 2008. Total does not include shares beneficially owned by Messrs. Zwarenstein, Knowles or Angel, each of whom is a former named executive of VeriFone.

(1)	The address of each of GTCR Fund VII, L.P., GTCR Capital Partners, L.P., GTCR Co-Invest, L.P. and Mr. Roche is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606. Beneficial ownership information includes 8,928,188 shares of common stock held by GTCR Fund VII, L.P., 648,984 shares of common stock held by GTCR Capital Partners, L.P., and 81,737 shares of common stock held by GTCR Co-Invest, L.P. GTCR Golder Rauner, L.L.C. is the general partner of the general partner of GTCR Fund VII, L.P., the general partner of the general partner of the general partner of GTCR Capital Partners, L.P., and the general partner of GTCR Co-Invest, L.P. GTCR Golder Rauner, L.L.C., through a six-person members committee (consisting of Mr. Roche, Philip A. Canfield, David A. Donnini, Edgar D. Jannotta, Jr., Joseph P. Nolan, and Bruce V. Rauner, with Mr. Rauner as the managing member), has voting and dispositive authority over the shares held by GTCR Fund VII, L.P., GTCR Capital Partners, L.P., and GTCR Co-Invest, L.P., and therefore beneficially owns such shares. Decisions of the members committee with respect to the voting and disposition of the shares are made by a vote of not less than one-half of its members and the affirmative vote of the managing member and, as a result, no single member of the members committee has voting or dispositive authority over the shares. Each of Messrs. Bondy, Roche, Canfield, Donnini, Jannotta, Nolan, and Rauner, as well as Vincent J. Hemmer, David F. Randell, George E. Sperzel and Daniel W. Yih are principals of GTCR Golder Rauner, L.L.C., and each of them disclaims beneficial ownership of the shares held by the GTCR funds.

(2)	The address of Capital Research Global Investors (“CRGI”) is 333 South Hope Street, Los Angeles, California 90071. CRGI has the sole power to vote and dispose of 9,276,500 shares of common stock. This information is based solely upon a Schedule 13G/A filed by CRGI on February 17, 2009 for beneficial ownership as of December 31, 2008.

(3)	The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC (“FMR”) has the sole power to vote or direct the vote of 518,400 shares and the sole power to dispose or direct the disposition of 7,264,902 shares of common stock. Beneficial ownership information includes 6,747,702 shares of common stock held by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, 510,209 shares of common stock held by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, and 6,991 shares of common stock held by FIL Limited (“FIL”). Edward C. Johnson 3d, Chairman of FMR, and members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement with the majority vote of Series B voting common shares, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Mr. Johnson and FMR each has sole power to dispose of the 6,747,702 shares of common stock held by Fidelity, sole power to vote and dispose of the 510,209 shares of common stock held by PGATC and sole power to dispose of 6,991 shares of common stock held by FIL. This information is based solely upon a Schedule 13G filed by FMR on February 17, 2009 for beneficial ownership as of December 31, 2008.

(4)	The address of Brookside Capital Partners Fund, L.P. is 111 Huntington Avenue, Boston, Massachusetts 02199. Brookside Capital Partners Fund, L.P. (“Brookside”) has the sole power to vote and dispose of 4,768,400 shares of common stock. Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM as the sole general partner of Brookside Capital Investors, L.P. (“BCI”) and BCI, as the sole general partner of Brookside, may each be deemed to share voting or investment control over the shares. This information is based solely upon a Schedule 13G/A filed by Brookside on February 17, 2009 for beneficial ownership as of December 31, 2008.

(5)

Beneficial ownership information includes 1,946,178 shares held by various family trusts the beneficiaries of which are members of Mr. Bergeron’s family. In addition, 168,750 shares listed as beneficially owned by

Mr. Bergeron represent shares (i) issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009 and (ii) issuable upon vesting of restricted stock units that will vest within 60 days of March 31, 2009.

(6)	Beneficial ownership information includes 91,265 shares held by Mr. Zwarenstein directly. Mr. Zwarenstein’s employment was terminated as of August 19, 2008.

(7)	Beneficial ownership information represents 101 shares held by Mr. Angel directly. Mr. Angel retired as Executive Vice President, Global Operations, effective January 1, 2008.

(8)	Beneficial ownership information includes 5,000 shares held by Mr. Waller directly. In addition, 112,839 shares listed as beneficially owned by Mr. Waller represent shares (i) issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009 and (ii) issuable upon vesting of restricted stock units that will vest within 60 days of March 31, 2009.

(9)	All 44,063 shares listed as beneficially owned by Mr. Dumbrell represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

(10)	Beneficial ownership information includes 16,188 shares held by Mr. Yanay directly and 1,000 shares beneficially owned by Mr. Yanay indirectly. In addition, 100,937 shares listed as beneficially owned by Mr. Yanay represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

(11)	All 42,250 shares listed as beneficially owned by Dr. Denend represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

(12)	Beneficial ownership information includes 6,000 shares held by Mr. Hart directly. In addition, 26,125 shares listed as beneficially owned by Mr. Hart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

(13)	All 41,875 shares listed as beneficially owned by Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

(14)	All 11,250 shares listed as beneficially owned by Mr. Raff represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

(15)	Beneficial ownership information includes 1,000 shares held by Mr. Rinehart directly and 20,000 shares held by the Rinehart Family Trust dated January 18, 1994 the beneficiaries of which are members of Mr. Rinehart’s family. In addition, 28,000 shares listed as beneficially owned by Mr. Rinehart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock, or an immediate family member of these persons have a direct or indirect material interest. The Audit Committee reviews and approves each individual related party transaction exceeding $120,000, and believes all of these transactions were on terms that were reasonable and fair to us. The Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our executive officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law. Also, as described above in “Employment-Related Agreements with Named Executives” under “Executive Compensation,” we have existing employment-related agreements with our Chief Executive Officer and Chief Financial Officer.

Equity Grants

We have granted stock options and restricted stock units to purchase shares of our common stock to our executive officers and directors and restricted stock units to certain of our executive officers. See “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.

PROPOSAL 2: APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

FOR EMPLOYEES, EXCLUDING OUR NAMED EXECUTIVES AND DIRECTORS

On April 1, 2009, our Board approved, upon recommendation of the Compensation Committee and subject to stockholder approval, a stock option exchange program (the “Exchange Program”). In accordance with the VeriFone 2006 Equity Incentive Plan (the “2006 Plan”) and the listing requirements of the NYSE, we are seeking stockholder approval of the proposed Exchange Program. The proposed Exchange Program would allow our employees, other than our named executives and directors, to surrender stock options with an exercise price higher than the 52-week high of our stock price during the one-year period prior to the commencement of an exchange offer under the Exchange Program, and which have been outstanding for more than 12 months, in exchange for a lesser number of new stock options with a fair value that is approximately the same as the fair value of the surrendered stock options, also referred to as a “value-for-value” exchange. Our named executives excluded from the Exchange Program are Messrs. Bergeron, Dykes, Dumbrell, Waller and Yanay. The Exchange Program may be accomplished through one or more stock option exchanges, each of which, if implemented, would be commenced within six months of stockholder approval.

As described in fuller detail below, we believe the proposed Exchange Program is in VeriFone’s best interest. If approved, the Exchange Program would enable us to restore some of the retention and incentive value of the equity awards that have been granted to a significant portion of our employees. We have designed the Exchange Program to allow us to achieve this value with minimal incremental stock-based compensation cost to VeriFone, no increase in cash compensation expense and with the added benefit of reducing the perception of potential dilution to our stockholders.

All stock options surrendered as part of the Exchange Program will be cancelled upon completion of the applicable stock option exchange offer. Shares underlying surrendered options granted under the 2006 Plan will automatically become available for future issuance under the 2006 Plan. As part of seeking stockholder approval for the Exchange Program, we are also requesting for shares underlying surrendered options not originally granted under the 2006 Plan to be added to the number of authorized shares available for issuance under our 2006 Plan. Therefore, if the proposed Exchange Program is approved by stockholders, the number of authorized shares available for issuance under our 2006 Plan will be increased by the total number of shares underlying surrendered options not originally granted under the 2006 Plan.

Reasons We Believe the Exchange Program is in VeriFone’s Best Interests

Our equity incentive program is a key component of our employee compensation program. We believe that providing stock options to employees as part of their entire compensation package is an effective way to motivate our employees. We believe that compensating employees with a combination of cash and equity rather than cash alone better aligns employee interests with long-term stockholder value. Effective equity awards permit us to motivate employees to build stockholder value and achieve long term stock price growth. However, in recent months we have experienced substantial declines in the market price of our stock due in part to prolonged weak economic conditions worldwide and overall weakness in the capital markets as well as weakness in our business and operations. In particular, many of our customers operate in the financial services and retail sectors, which have been among the most severely impacted in the recent global economic downturn, resulting in less demand for our products and thereby adversely affecting our financial performance.

While we have taken a number of steps to preserve or increase our stock price in response to the weakness in the global economy, including reducing expenses and restructuring our operations, our stock price has remained at depressed levels given the persistent uncertainty and softness in the financial markets. As of April 15, 2009, approximately 76% of our total outstanding stock option grants have an exercise price higher than our closing market price of $7.71. Our employees perceive these options to have little or no current economic value. Although a critical element of our compensation structure, our equity incentive program as currently structured is not providing the retention or incentive value it is intended to provide.

The effect of the substantial decline in our stock price has a widespread impact on our ability to retain and motivate our employees. As we have grown our company, we have worked to attract, recruit, hire and train a talented employee base worldwide. We have historically included stock option grants as part of our compensation to the majority of our employees. We have utilized stock option grants to reward strong employee performance and contributions to the company as we believe this further motivates strong performance. Equity awards also help us retain our work force, which includes a large number of engineers and specialists who are working on multi-year projects to develop next generation point-of-sale systems or have skills developed over a number of years and who would therefore be difficult or costly to replace.

We have considered alternative approaches to motivate, retain and reward our employees in light of the actual and perceived lack of value of a key element of their compensation structure. Replicating the intended benefits of the now underwater stock options simply with the issuance of new stock options or by cash payments would result in a substantial increase in our compensation expense and cash used in operations and does not have the added benefit of aligning the economic interests of the employee base with the interests of our stockholders. A one-for-one option exchange or the granting of additional stock options or other equity awards at the current low stock price is less feasible than our proposed Exchange Program as such alternatives would increase the rate at which our available stock option pool is consumed beyond what we believe is desirable, would substantially increase our equity award overhang with potential dilution to our stockholders and would result in greater compensation expenses associated with stock option grants.

The proposed Exchange Program will permit us to motivate, retain and reward our employees on a value-for-value exchange basis (described below) designed to have minimal incremental compensation expense. Because we are required under accounting rules to continue to recognize the compensation expense attributed to our stock option grants even when such option grants are underwater, we are incurring compensation expense without achieving the compensation goals for such option grants. By permitting a value-for-value exchange, the Exchange Program would allow us to effectively replace the compensation expense attributed to underwater option grants with compensation expense attributable to option grants that have actual economic value to our employees with minimal incremental compensation expense.

Finally, our proposed Exchange Program has the added benefit of reducing our total number of outstanding stock options, or “overhang,” because a lower number of option grants would be issued in exchange for the surrendered stock options. Because the Exchange Program is intended to be a value-for-value exchange, an Eligible Optionee will be required to exchange a higher number of underwater stock options for a lower number of new stock options at our current market price, thereby reducing the total number of stock options outstanding. This has the effect of reducing the potential dilution to our stockholders from our equity-based compensation plans.

Summary of the Exchange Program

If approved by stockholders, the Exchange Program would be offered to all of our employees holding eligible options (as defined below) except for our named executives and our directors, none of whom will be eligible to participate in the Exchange Program. In addition, an individual whose employment or consulting arrangement terminates for any reason prior to the grant date of the replacement option under the Exchange Program will not be eligible to participate in the Exchange Program. We refer to those employees who are eligible to participate in the Exchange Program as the “Eligible Optionees.” Although we intend to offer the Exchange Program to all Eligible Optionees, we may exclude employees in certain non-U.S. jurisdictions from the Exchange Program if we determine that local law or other considerations would make their participation impracticable.

Stock options that may be surrendered as part of an exchange offer under the Exchange Program are those options that have been outstanding for more than 12 months, and with an exercise price higher than the highest closing price of our stock (as reported on the NYSE) during the 52 weeks immediately prior to the commencement of the exchange offer. We refer to this stock price as “the 52-week high.” We refer to those stock options that may be surrendered as part of the Exchange Program as “Eligible Options.” We believe using the 52-week high as the threshold for Eligible Options fairly captures those option grants that have had limited, if any, perceived economic value to the employee for a significant period of time.

We propose to use a value-for-value exchange to determine the number of new stock options that will be granted in exchange for surrendered stock options. A value-for-value exchange is one in which the economic value of the options to be granted is not greater than the economic value of the options surrendered in the exchange, with economic value measured using accepted option pricing models. Our intent is to establish exchange ratios that would result in the issuance of replacement stock options in the Exchange Program with a fair value, in the aggregate, approximately equal to the fair value of the stock options surrendered in the Exchange Program. These exchange ratios would be established by grouping together Eligible Options with similar exercise prices and assigning an appropriate exchange ratio to each grouping and would be set immediately prior to commencing an exchange offer under the Exchange Program.

We currently use the Black-Scholes option pricing model, a generally accepted method used for estimating the fair value of stock options to calculate the fair value of our stock option grants for accounting purposes under SFAS No. 123(R). The Black-Scholes option pricing model calculates fair value based on certain valuation assumptions that we make, including assumptions about the volatility of the underlying stock and the expected term of the stock option. The exchange ratios will be determined based on the fair value of each group of Eligible Options and the value of the replacement stock options, in each case as calculated under the Black-Scholes option pricing model prior to the commencement of an exchange offer under the Exchange Program. Under this value-for-value approach, we do not expect to incur incremental stock-based compensation expense as a result of the Exchange Program other than minimal additional compensation cost due to variation in our stock price and other inputs between the time we establish the exchange ratios and the grant date of the replacement stock options following the completion of an exchange offer under the Exchange Program. Any such additional stock-based compensation expense would be recognized over the four-year service period of the replacement options.

Our Compensation Committee retains the discretion to adjust the exchange ratios for any reason, including if there is a significant change in the market price of our common stock preceding the start of the Exchange Program or in order to more efficiently or effectively carry out the Exchange Program. Any adjustment in the exchange ratios will not result in the exchange ratios being reduced below the value-for-value exchange ratios as calculated under our Black-Scholes option pricing model as described above.

Under the proposed Exchange Program, Eligible Options surrendered will only be exchanged for a new stock option grant but not for any other form of award such as cash or restricted stock units. The replacement stock options under the Exchange Program will be issued under our 2006 Plan and will be subject to the terms of the 2006 Plan. Each new stock option grant will have an exercise price equal to the closing price of our stock (as traded on the NYSE) on the grant date of the new stock option. New stock option awards will receive a renewed full four year vesting period with 25% of the award vesting at the end of the first year and 1/16th of the award vesting each quarter thereafter, and have a life of seven years from the date of grant.

All stock options surrendered as part of the Exchange Program will be cancelled upon completion of the applicable exchange offer. Shares underlying surrendered options granted under the 2006 Plan will automatically become available for future issuance under the 2006 Plan. As part of seeking stockholder approval for the Exchange Program, we are also requesting for shares underlying surrendered options not originally granted under the 2006 Plan to be added to the number of authorized shares available for issuance under our 2006 Plan. Approval of the Exchange Program would result in an increase in the number of authorized shares available for issuance under our 2006 Plan by the total number of shares underlying surrendered options not originally granted under the 2006 Plan.

The Exchange Process and Impacts of the Exchange Program

If the Exchange Program is approved, we expect to commence any exchange offers under the Exchange Program within six months of stockholder approval. However, we also reserve the right not to implement the Exchange Program or to terminate the Exchange Program after it has been initiated if our Board determines it is no longer in the best interests of VeriFone. VeriFone will not commence any exchange offer under the Exchange Program after this six-month time frame without first seeking stockholder approval. Below, we describe how we intend to implement the exchange process and the anticipated impact of the Exchange Program, including our estimate of Eligible Options based on our current stock price. Although the Exchange Program will be effected substantially as described in the above Summary of the Exchange Program, our actual implementation may differ from the specific process described below. For example, we may determine that it is necessary or prudent to adjust the process because of administrative needs, local law requirements in foreign jurisdictions or accounting rules. We may also determine that the objectives of the Exchange Program may be achieved in a more efficient or meaningful manner. In particular, we may decide to execute the Exchange Program in two or more separate offers that commence within six months of stockholder approval, with each offer meeting the material terms and implemented in the manner described in this Proposal. The final terms of the Exchange Program will be set forth in the exchange offer documents that will be filed with the SEC and distributed to Eligible Optionees.

Following stockholder approval, we may formally commence an exchange offer under the Exchange Program by delivering to each Eligible Optionee the exchange offer documents which will describe the terms of the Exchange Program, explain the impacts of the Exchange Program to the Eligible Optionees, and provide information on how an Eligible Optionee may elect to participate in the Exchange Program. The offer for Eligible Optionees to participate in the Exchange Program will remain open for at least 20 business days during which Eligible Optionees may, in their discretion, choose to surrender some or all of their Eligible Options. The period of time during which the offer remains open to Eligible Optionees is referred to as the Offer Period. During the Offer Period, Eligible Optionees may complete and submit the election forms included with the exchange offer documents to participate in the Exchange Program. If you are a stockholder and also hold options that may be Eligible Options, your vote approving the Exchange Program does not constitute an election to participate in the Exchange Program. Eligible Optionees may elect to participate in the Exchange Program only by completing the election forms in accordance with the specific instructions in the exchange offer documents which will be provided after commencement of the Exchange Program. Prior to the commencement of an exchange offer under the Exchange Program, we will file the exchange offer documents with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge at the SEC’s website at www.sec.gov.

Prior to commencing an exchange offer under the Exchange Program, we will establish the actual exchange ratios that will be used to determine the number of new stock options that will be granted to replace option grants surrendered under the Exchange Program. We expect to divide the pool of Eligible Options into groups with similar exercise prices. An exchange ratio will be set for each group of Eligible Options based on the fair value of the Eligible Options and the estimated fair value of our common stock at the time the new stock option would be granted, each as calculated using the Black-Scholes option pricing model. The actual exchange ratios will be established at a date as close as practicable to the commencement date of an exchange offer under the Exchange Program in order to minimize any additional compensation expense that may arise as a result of changes in our stock price or other variables after the exchange ratios have been established but before the grant date of the replacement options.

As an illustrative example only, if an exchange offer under the Exchange Program is implemented based on our stock options outstanding as of April 15, 2009, assuming a tender offer that commenced on December 1, 2009 and assuming a hypothetical 52-week high such that Eligible Options include all option grants with an exercise price above $10.00 per share, then approximately 5.5 million of our stock options outstanding would be Eligible Options. Such Eligible Options would have exercise prices ranging from $10.00 per share to $44.43 per share, a weighted average exercise price of $26.68 per share and a weighted average remaining life of 4.16 years. If we further assumed all of the Eligible Options in our example were surrendered, we would expect to issue approximately 1.6 million stock options to replace the surrendered stock options. This number of replacement stock options is determined based on the fair value of the Eligible Options in our illustrative example calculated using the Black-Scholes option pricing model, an assumed stock price volatility of 50% and a stock price based on the closing price of our stock on April 24, 2009 of $7.24. Because participation in the Exchange Program is at the discretion of each Eligible Optionee, we are not able to predict the number of Eligible Options that may be surrendered and the number of replacement stock options that will be granted in exchange. Moreover, the data relevant to determining the exchange ratios, the 52-week high, the number of Eligible Options and other variables will not be available until just before the start date of an exchange offer under the Exchange Program. Therefore, this example should not be presumed to represent the actual exchange ratios or impact of the Exchange Program.

The following table sets forth approximate exchange ratios assuming the hypothetical Exchange Program offer in our above example. These exchange ratios indicate the number of stock options an Eligible Optionee in a particular Eligible Option grouping would have to tender in order to receive one replacement stock option. This table is for illustrative purposes only. The information in this table does not purport to reflect the actual exchange ratios that would be established prior to commencing an exchange offer under the Exchange Program and which may differ materially.

	Range of Exercise Price Per Share	Number of Outstanding Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Years)	Approximate Exchange Ratio(1)
Group 1	$10.00 – $16.25	1,042,353	$10.67	3.9	1.7 for 1
Group 2	$19.81 – $19.99	676,500	$19.99	5.7	1.8 for 1
Group 3	$20.15 – $26.85	120,265	$22.71	2.6	9.5 for 1
Group 4	$27.92 – $30.76	1,702,242	$29.03	3.5	7.1 for 1
Group 5	$31.50 – $36.43	1,944,462	$35.51	4.5	5.7 for 1
Group 6	$40.01 – $44.43	30,500	$44.36	4.8	6.9 for 1

(1)	The exchange ratio is expressed in terms of the number of Eligible Options that must be surrendered for one replacement option.

Upon the conclusion of an Offer Period, we will not accept any further elections. We will promptly grant the new stock options which will replace the surrendered stock options. An employee whose employment terminates for any reason prior to the grant date of the replacement options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, are not considered Eligible Optionees for the Exchange Program, and will retain his or her Eligible Options subject to their existing terms.

Surrendered stock options will be cancelled as of the date of the replacement options. Shares underlying stock options that are cancelled as part of the Exchange Program will be added to the number of shares available for future issuance under our 2006 Plan, whether or not such surrendered options were originally granted under the 2006 Plan. As of April 15, 2009, there were 10,091,368 options outstanding, with a weighted average exercise price of $21.06 and a weighted average remaining term of 5.11 years, and 107,574 shares of common stock to be issued in respect of outstanding restricted stock units. Under the 2006 Plan, restricted stock awards count as 1.75 shares issued per restricted stock unit granted. There were 4,718,098 shares available for issuance under the 2006 Plan as of April 15, 2009. In the illustrative example above, approximately 1.4 million of the approximately 5.5 million Eligible Options were initially granted under option plans that predated the 2006 Plan. Therefore, in our example, the number of authorized shares available for issuance under our 2006 Plan would be increased by the shares underlying these 1.4 million options if all of these shares were surrendered in the Exchange Program.

Tax Considerations

The tax considerations will vary depending on the applicable jurisdiction. Our exchange offer documents will provide a more detailed summary of the tax considerations in the jurisdictions applicable to our Eligible Optionees. We believe that for U.S. federal income tax purposes, an exchange of stock options under the Exchange Program would be treated as a non-taxable exchange for both VeriFone and the participant because the replacement stock option will have an exercise price equal to the fair market value of our common stock on the grant date. However, the tax consequences of the Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. For U.S. federal income tax purposes, the replacement stock option grants under the Exchange Program will be non-qualified stock options consistent with VeriFone policy for stock option grants.

Accounting Treatment

We record stock-based compensation with respect to our equity awards in accordance with SFAS No. 123(R). Under SFAS No. 123(R), we use the Black-Scholes option pricing model to determine the fair value of a stock option at the time of the grant and we expense this fair value as stock-based compensation over a future period representing the service period for the option grant, typically four years. As described above, we may incur minimal additional stock-based compensation cost due to variation in our stock price and other inputs between the time we establish the exchange ratios and the grant date of the replacement stock options following the completion of an exchange offer under the Exchange Program. We do not expect any such additional compensation cost to be material. Any incremental compensation cost associated with the new stock options under the Exchange Program will be recognized over the four-year service period of the new awards. The unrecognized compensation expense from the surrendered stock options will be recognized prior to the end of the service period of the new stock options received in the Exchange Program. Compensation cost for stock options forfeited due to employees not meeting the applicable service requirements will not be recognized.

Effect on Stockholders

The Exchange Program was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the Exchange Program on our stockholders because we cannot predict which or how many employees will elect to participate in the Exchange Program and which or how many eligible options such employees will elect to exchange. Please see the “The Exchange Process and Impacts of the Exchange Program” section above for the approximate exchange ratios assuming the hypothetical Exchange Program in our above illustrative example.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval of the stock option exchange program for employees, excluding our named executives and directors.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of VeriFone has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the year ending October 31, 2009. Ernst & Young LLP audited the financial statements for us for the fiscal year ended October 31, 2008. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of VeriFone and its stockholders. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows information about fees paid by VeriFone and its subsidiaries to Ernst & Young LLP during the fiscal years ended October 31, 2008 and 2007 (in thousands):

	2008		Percentage of 2008 Services Approved by Audit Committee	2007		Percentage of 2007 Services Approved by Audit Committee
Audit fees	$7,757	(1)	100%	$16,776	(1)	100%
Audit-related fees	—		100	27		100
Tax fees	78		100	317		100
All other fees	7		100	11		100

Total fees	$7,842			$17,131

(1)	Audit fees incurred in fiscal years 2008 and 2007 included fees related to the restatement of the Condensed Consolidated Financial Statements for the three months ended January 31, April 30 and July 31, 2007.

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the fiscal year ending October 31, 2009. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires VeriFone’s executive officers, directors and persons who own more than 10% of VeriFone’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of VeriFone. The officers, directors and 10% stockholders are required by SEC regulations to furnish VeriFone with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who failed to file on a timely basis reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended October 31, 2008, all Section 16(a) filing requirements were satisfied on a timely basis with the exception of one late Form 4 filing by Mr. Zwarenstein for a December 2007 transaction.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, the Compensation Committee consisted of Leslie G. Denend (Chairman), Robert B. Henske, and Collin E. Roche. During fiscal year 2008, none of the members was an officer or employee of VeriFone, and none of our executive officers served as a member of a board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by VeriFone under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Report of the Corporate Governance and Nominating Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials have been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA 95110 or by telephone at (408) 232-7800. If you currently receive multiple copies of VeriFone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 23, 2009

You may obtain, free of charge, a copy of our Annual Report, this Proxy Statement, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters for our Audit, Compensation and Corporate Governance and Nominating Committees, without charge, by writing to: VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110, Attn: Investor Relations. Our Annual Report, this Proxy Statement, and the other documents mentioned in this paragraph are available on our website at http://ir.verifone.com. For directions to the Annual Meeting, please contact our Investor Relations Department at (408) 232-7800.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Douglas G. Bergeron Douglas G. Bergeron
Chief Executive Officer

San Jose, California

Dated: May 12, 2009

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THE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345

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1. Election of Directors 0 0 0

Nominees

01 Robert W. Alspaugh 02 Douglas G. Bergeron 03 Dr. Leslie G. Denend 04 Alex W. Hart 05 Robert B. Henske

06 Richard A. McGinn 07 Eitan Raff 08 Charles R. Rinehart 09 Collin E. Roche 10 Jeffrey E. Stiefler 0000000000

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

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3 To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for its fiscal year 0 0 0 ending October 31, 2009.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

VERIFONE HOLDINGS, INC.

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2009 AND SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

The undersigned hereby appoints Douglas G. Bergeron and Robert Dykes, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Holdings, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2009 Annual Meeting of Stockholders of VeriFone Holdings, Inc. to be held at VeriFone, Inc.’s corporate offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110, on June 23, 2009, at 9:00 a.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

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